As Filed With the Securities and Exchange Commission on April 13 , 2010

Registration No. 333-164806

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PATIO BAHIA, INC.
(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)

2511
(Primary Standard Industrial Classification Code Number)

161630359
(I.R.S. Employer Identification Number)

400 S. Pointe Drive, Suite 1704
Miami Beach, Florida  33139
(754) 234-9455
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jeannot McCarthy
400 S. Pointe Drive, Suite1704
Miami Beach, Florida 33139
(754) 234-9455
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Roxanne K. Beilly, Esq.
Schneider Weinberger & Beilly LLP
2200 Corporate Blvd., N.W., Suite 210
Boca Raton, Florida 33431
Telephone: (561) 362-9595
Facsimile: (561) 362-9612

As soon as possible following the effective date of the registration statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer (Do not check if a smaller reporting company)	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common stock, par value $.001 per share	285,000	$0.25	$71,250	$5.08
Total amount of Registration Fee				$5.08
________________

(1)
Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional number of shares as may be issuable as a result of stock splits, dividends, reclassifications and similar adjustment provisions applicable to the securities being registered.

(2)	Estimated solely for the purpose of calculating the registration fee.

Patio Bahia, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Patio Bahia shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated April 13 , 2010

Preliminary Prospectus

Patio Bahia, Inc.

285,000 Shares of Common Stock

This prospectus covers the resale of an aggregate of 285,000 outstanding shares of our common stock being offered by certain selling security holders. We will not receive any of the proceeds from the sale of shares made by the selling security holders.

There is currently no market for our common stock and we do not know if an active trading market will develop. We intend to take customary measures to arrange for an application to be made with respect to our common stock to be approved for quotation on the Over-the-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. There are no assurances that our common stock will be approved for quotation on the Over-the-Counter Bulletin Board or that, if approved, any meaningful market for our common stock will ever develop.  The selling security holders will offer and sell their shares of common stock, if they choose to offer and sell their shares, covered by this Prospectus at a fixed price of $0.25 per share which price was determined by us based in part on the original price of $.20 per share paid by the selling security holders who purchased the shares in our private placement of December 2007 to January 2008 and  in part that following the date of this prospectus the shares will be registered and not restricted for resale.   However, if our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

We have reported a net loss of $360,097 from inception.  As a result of our net losses, our auditors, in their audit report, which covers the period through December 31, 2009, have expressed substantial doubt about our ability to continue as a going concern.

For a description of the plan of distribution of these shares, please see page 31 of this prospectus.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING AT PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2010.

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information about us that may be important to you and that you should consider in making your investment decision. This summary includes only a brief overview of the key aspects of the offering. To understand this offering fully, you should read this summary together with the additional detailed information included elsewhere in this prospectus, including the financial statements and related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

Our Company

We are a development stage company that will specialize in the sale of distinctive outdoor furniture destined for the high-end and sophisticated sector of the market.  Our business model is to import fashionable, custom designed, high quality patio and yacht outdoor furniture, handmade to our design specifications and manufactured from Brazilian hardwoods, and market our collection to interior designers, yacht brokers and retail distributors as well as eventually to the end consumer by way of our website at www.patiobahia.com.

We are a development stage company and have generated only nominal revenues (approximately $38,000) since inception through December 31, 2005 and have generated no revenues in 2006 through 2009.  We have reported a net loss of $360,097 from inception and used cash in operations from inception of $71,330. In addition, there is a working capital deficiency and stockholders’ deficiency of $281,890 as of December 31, 2009.  As a result of our net losses, our auditors, in their audit report, which covers the period through December 31, 2009, have expressed substantial doubt about our ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan.

Corporate Information

We were incorporated under the laws of the state of Florida on November 25, 2002. Our executive offices are located at 400 South Pointe Drive, #1704, Miami Beach, Florida  33139. Our telephone number is (754) 234-9455. Unless otherwise indicated, references in this prospectus to “Patio Bahia,” “we,” “us” and “our” are to Patio Bahia, Inc.

The Offering

This prospectus relates to resale of an aggregate of 285,000 outstanding shares of our common stock by the selling security holders.  We will not receive any proceeds from the sale of the shares by the selling security holders.

Common Stock

Number Outstanding Prior to Offering:	As of the date of this prospectus, 7,935,000 shares of our common stock are outstanding.

Number Outstanding Following the Offering:	7,935,000 shares of our common stock will be outstanding.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial information has been derived from our audited financial statements appearing elsewhere in this prospectus.

Selected Income Statement Data:

	Fiscal Year ended December 31, 2009	Fiscal Year ended December 31, 2008	For the Period from November 25, 2002 (inception) to December 31, 2009

Revenue	$0	$0	$38,085
Cost of Sales	$0	$0	$(44,056)
Gross (loss)	-	-	$(5,971)

Selected Balance Sheet Data:

	December 31, 2009	December 31, 2008
Working capital	$(281,890)	$(168,888)
Cash	$13,049	$40,104
Total assets	$17,874	$49,142
Notes payable - related party	$32,187	$32,187
Accrued Payroll	$258,333	$158,333
Total current liabilities	$299,764	$218,030
Stockholders' equity (deficiency)	$(281,890)	$(168,888)

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors - many beyond our control - that could cause actual events or results to be significantly different from those described in the forward-looking statement. Any or all of our forward-looking statements in this registration statement or in any other public statements we make may turn out to be wrong.

We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contemplated in the forward-looking statements, including, without limitation, the following:

•	our failure to achieve significant revenues;
•	our ability to procure additional funding;
•	an adverse change in foreign currency exchange rates;
•	our dependence on our key executives;
•	volatility in the market, if a market ever develops, for shares of our common stock;
•	our ability to pay dividends on common stock under Florida law; and
•	the effect of economic conditions generally.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or words of similar meaning. They may also use words such as, “would,” “should,” “could” or “may”. Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption “Risk Factors”.

RISK FACTORS

An investment in our common stock is highly speculative. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and documents incorporated by reference into this prospectus and consider the following risk factors.  If the events described in these risks occur, our business, financial condition and results of operations could be adversely affected. This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the business risk factors that might cause those differences.

Risks Related to Our Financial Condition and Business

WE ARE A DEVELOPMENT STAGE COMPANY WITH LIMITED REVENUES AND A HISTORY OF LOSSES. WE MAY NEVER GENERATE ANY SIGNIFICANT REVENUES OR PROFIT AND IT IS POSSIBLE THAT OUR BUSINESS WILL FAIL.

We are a development stage company with a limited operating history upon which an evaluation of management's performance and our future prospects can be made.  We have never generated any meaningful sales and our officers have been serving without compensation.  We incurred a net loss of $360,097 from inception (November 2002) through December 31, 2009 and anticipate our losses to continue into fiscal 2010.  At December 31, 2009 we had an accumulated deficit since inception of $360,097.  For the year ended December 31, 2009 we did not generate any revenues, and incurred operating losses of $112,604.  We expect to continue to incur operating losses until such time, if ever, as we generate significant sales of our products. There can be no assurances whatsoever that we will be able to successfully implement our business model, penetrate our target markets, develop brand recognition, successfully establish a distribution medium for our products, generate any significant revenues, attain profitability or positive cash flow from operating activities.  In addition, following the date of this prospectus we will become subject to the reporting requirements of the Securities Exchange Act of 1934 with respect to quarterly, annual and other reports to be filed with the SEC.  These reporting obligations will require us to spend significant amounts on audit and other professional fees. In addition, our management has no experience in operating a business such as ours.  Because of our limited capital resources we may be unable to meet our working capital requirements which would have a material adverse effect on our business, financial condition and results of operations. We are subject to all the risks inherent in a start-up enterprise.  Our prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business.

OUR AUDITORS HAVE EXPRESSED CONCERN ABOUT OUR ABILITY TO CONTINUE AS GOING CONCERN.  IF WE ARE UNABLE TO CONTINUE AS A GOING CONCERN YOU WILL LOSE YOUR ENTIRE INVESTMENT IN OUR COMPANY.

We have generated only minimal revenues since inception, no revenues since fiscal 2005, and have incurred net losses of $360,097 since inception in November 2002 through December 31, 2009.  Our current operations are not an adequate source of cash to fund our current operations.  Since inception we have relied on funds from loans from our principals as well as funds raised from the sale of our securities to provide sufficient cash to operate our business. The report of our independent registered public accounting firm on our financial statements for the years ended December 31, 2009 and 2008 contains an explanatory paragraph regarding our ability to continue as a going concern based upon our net losses.  Our ability to continue as a going concern is dependent upon our ability to obtain the necessary financing to meet our obligations and to generate profitable operations in the future.

We believe our current cash in the amount of approximately $13,000 is sufficient to fund our operations through the first quarter of 2010, and we will be dependent on raising additional capital to provide for our capital requirements through the sale of equity securities and/or debt financing.  Our executive officers have agreed to loan us up to $10,000 each to fund our operating expenses through 2010 and or until we raise additional capital or generate revenues sufficient to fund our expenses. Other than this commitment from our executive officers, we have no firm commitments from any third party to provide additional financing and we cannot assure you we will be successful in raising working capital as needed.  There are no assurances that we will have sufficient funds to execute our business plan, pay our operating expenses and obligations as they become due or generate positive operating results.  If we are unable to generate revenues and profits in sufficient amounts to fund our operating expenses, and if we are unable to obtain additional capital as needed, it is possible that we would be required to curtail some or all of our planned operations, in which event you could lose your entire investment in our company.

WE WILL NEED SUBSTANTIAL ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS.  ADDITIONAL CAPITAL RAISING EFFORTS IN FUTURE PERIODS MAY BE DILUTIVE TO OUR THEN CURRENT SHAREHOLDERS OR RESULT IN INCREASED INTEREST EXPENSE IN FUTURE PERIODS.

We will need to raise additional working capital to continue to implement our business model, including to implement full scale marketing, limit the amount of funds loaned to us by our officers and fund operations beyond the next twelve months.  Our future capital requirements, however, depend on a number of factors, including our operations, our ability to generate revenues, our ability to manage the growth of our business and our ability to control our expenses. Other than fees and costs associated with our reporting requirements going forward under the Federal securities laws estimated to be approximately $10,000 -$15,000 for the next twelve months, the fees which are expect to be minimal at this date associated with completing the registration statement of which this prospectus forms a part, and marketing estimated to be approximately $10,000 for the next twelve months, we do not anticipate any additional expenditures for 2010.  We believe that additional marketing for our company, beyond the $10,000 budgeted, will allow us to fully implement our marketing and increase the likelihood of selling our furniture. Accordingly we are seeking substantial additional financing in an amount not less than $100,000 to accomplish additional marketing, limited the amount of fund loaned by our officers and satisfy any need for capital to pay operating expenses beyond the next twelve months.  If we raise additional capital through the issuance of debt, this will result in increased interest expense.  If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution.  In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.  We cannot assure you that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all.  If we do not raise funds as needed, we will be unable to fully implement our business model, fund our ongoing operations or grow our company.

OUR PRODUCTS AND PRODUCT DESIGNS MAY NOT BE ACCEPTED IN THE MARKET PLACE WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND EVER GENERATE SIGNIFICANT REVENUES OR EARNINGS.

To date we have made limited sales of our products, primarily to interior designers.  We cannot guarantee our products and product designs will be well received by our target markets, that any demand for our products will develop or that we will ever effectively compete in our market segment. If we are unable to generate any significant revenues from our products we may not be able to continue our business as presently operated.

THE CONTINUED STRENGTHENING IN THE VALUE OF THE BRAZILIAN REAL AGAINST THE U.S. DOLLAR COULD ADVERSELY IMPACT OUR MARGINS AND MAY CAUSE US TO INCREASE OUR RETAIL PRICES TO A LEVEL WHICH FURTHER WEAKENS OUR ABILITY TO COMPETE.

Our furniture will be made in Brazil and, accordingly, we will be subject to currency risk based upon any fluctuation in the value of the Brazilian real against the U.S. dollar.  While there were significant devaluations of the Brazilian real in 1999 and 2002, the real began to strengthen against the U.S. dollar in 2003 and in 2009 the Brazilian real strengthened substantially against the dollar.  We do not intend to stock inventory of our furniture products, but will place special orders with the manufacturer at the time the retail customer places the order with us.  The prices we pay for these products will be provided to us in Brazilian real by the manufacturer at the time we place our order.  In turn, we will provide prices to our customers in U.S. dollars based upon the value of the dollar against the real at the time the customer places the order with us.  Our business practice will be to require a deposit (in U.S. dollars) from our customer at the time of the order which equals (in Brazilian real) our total cost of the order.  While we believe that this practice will mitigate the currency risk to us of any significant fluctuations in the value of the real against the dollar, this is an unproven strategy and our gross margins could be adversely impacted.  In addition, any continued increase in the value of the real to the U.S. dollar will require us to raise our retail prices in an effort to maintain our targeted gross margins.  There are no assurances that our business strategy to mitigate our exposure to currency risk will be successful and it is possible that our gross margins could decline to a level which does not support our operations.  The continued increase in the value of the Brazilian real against the U.S. dollar could also require us to price our furniture at a level which simply makes the products too expensive for most potential customers which would adversely impact our ability to generate future revenues.

WE MAY FACE UNANTICIPATED PROBLEMS WITH THE MANUFACTURE OF OUR PRODUCTS IN BRAZIL WHICH COULD ADVERSELY AFFECT OUR ABILITY TO SERVICE CUSTOMERS, WHICH COULD LOWER FUTURE SALES AND POTENTIAL EARNINGS.

We are subject to risks of defects and manufacturing delays.  To date, we have only ordered a limited number of pieces of furniture from our principal manufacturer to be used as "floor samples" and have only sold a limited number of pieces as a "market test".  In this small quantity of furniture delivered to us there have been no defects or delays in the manufacturing process.  However, as we develop a market for our products and place larger orders, the likelihood that we encounter defects and manufacturing delays will increase.  Any such quality control defects or delays will adversely impact our ability to favorably develop our brand and to generate revenues in future periods.

WE DO NOT HAVE CONTRACTS FOR PRICING WITH OUR MANUFACTURERS AND THE PRICES WE PAY FOR OUR PRODUCTS ARE SUBJECT TO CHANGE WITHOUT PRIOR NOTICE TO US.

We do not have a contract or other written agreement with our manufacturers which set forth the terms of sale, pricing or other terms of our purchase.  To date, the price we have paid the manufacturer for our products has been subject to fluctuations based upon prevailing raw material and labor costs and has therefore been quoted on an order by order basis.  In addition, our principal manufacturer has required us to payment in Brazilian Reals.  If we are to successfully develop distribution of our furniture collection, we will need to conform to industry practices and establish fixed retail prices.  We have engaged in preliminary discussions with our principal manufacturer whereby it produce products for us based upon fixed prices, subject to annually increase, payable in U.S. Dollars.  Our ability to induce the manufacturer to enter into such an arrangement is predicated in part on our ability to place regular product orders.  As a result of the fluctuating currency, as well as price fluctuations in wood and labor, until such time as we are able to negotiate a yearly fixed price purchasing arrangement in U.S. dollars, we may experience certain difficulties in fixing our retail prices which could adversely impact our ability to sell our products, because they may be too expensive, and fund our operating expenses which will increase our losses in future periods.

WE FACE SUBSTANTIAL COMPETITION FROM NUMEROUS SOURCES, THE VAST MAJORITY OF WHICH HAVE ACCESS TO GREATER RESOURCE, WHICH COULD PREVENT US FROM GENERATING ANY REVENUE OR FROM EVER ACHIEVING PROFITABILITY.

The general outdoor furniture industry is well established with several dominant leaders; however the specialty, upscale outdoor furniture market for patios and yachts, suitable for sales of our products, is at an early stage of development, is evolving rapidly, and is characterized by an increasing number of market entrants who have introduced, or are developing similar or competing products.  As is typical of a new and rapidly evolving industry, the demand and market acceptance for recently introduced outdoor furniture products is subject to a certain level of consumer trends which are reflected in the market acceptance of the finished product. We compete with a diverse group of wholesalers ranging from internet businesses to traditional brick-and-mortar companies, most of which have greater resources than our company and brand name recognition. There are a number of companies which import furniture from Brazil, as well as a number of companies which sell up market furniture designed for the outdoors and yachts.  We believe that barriers to entry in the home furnishing market are not significant and start-up costs are relatively low, so our competition will continue to increase in the future. Our belief that there are minimal barriers to entry is based on our observation that operations such as ours do not require the wholesalers to own warehouses, showrooms and factories to operate, which we think is because

•	our business model can be operated with minimal warehousing needs and costs, which are significantly less than traditional models,
•	wholesale product orders can be placed after receipt of customer orders, in order to further reduce warehousing needs,
•	samples can be shown to customers at little or no cost, without the necessity of showroom space for actual product, and
•	all manufacturing can be done by third party suppliers in Brazil which has historically lower labor costs, so there is no need to own or lease a manufacturing facility.

New competitors may be able to launch new businesses similar to ours, and replicate our business model, at a relatively low cost.  In addition, factors such as inflation and the value of the U.S. Dollar may also adversely affect our ability to compete and we may not have the resources to compete effectively with current or future competitors. If we are unable to effectively compete, we will be unable to establish our brand and generate any meaningful sales in which event we could be forced to cease operations.

AN ECONOMIC DOWNTURN COULD RESULT IN A DECREASE IN SALES.

The furniture industry is subject to cyclical variations in the general economy and to uncertainty regarding future economic prospects. Economic downturns could affect consumer spending habits by decreasing the overall demand for outdoor or yacht furnishings, possibly resulting in a decrease in the Company’s sales. Changes in interest rates, consumer confidence, new housing starts, existing home sales, and geopolitical factors are particularly significant economic indicators for our company.

BECAUSE WE DO NOT MANUFACTURE OUR PRODUCTS IN THE UNITED STATES, A DISRUPTION IN THE DELIVERY OF IMPORTED PRODUCTS MAY HAVE A GREATER EFFECT ON US THAN ON OUR COMPETITORS, WHICH COULD CAUSE US TO LOSE CUSTOMERS.

Because our products are made from specific types of Brazilian hardwoods and we import all of our products from Brazil, we believe that disruptions in shipping deliveries may have a greater effect on us than on competitors who manufacture and warehouse products in the United States.  Deliveries of our products may be disrupted through factors such as:

•	raw material and labor shortages;
•	problems with ocean shipping, including work stoppages and shipping container shortages;
•	increased inspections of import shipments or other factors causing delays in shipments; and
•	economic crises, international disputes and wars.

Most of our competitors warehouse products they import from overseas, which allows them to continue delivering their products for the near term, despite overseas shipping disruptions.  If our competitors are able to deliver products when we cannot, our ability to develop a positive reputation may be damaged and we may lose customers to our competitors.

WE MAY NEED TO SUBSTANTIALLY INCREASE OUR MARKETING EFFORTS IN ORDER TO COMMENCE ANY SIGNIFICANT BUSINESS, WHICH IS EXPENSIVE AND CURRENTLY WE DO NOT HAVE SUFFICIENT FUNDS.

In order to grow our business, we will need to develop and maintain widespread recognition and acceptance of Patio Bahia, our business model, and our products.  Currently, we rely primarily on word of mouth and contacts we develop personally through industry events to promote and market our products.  In order to successfully grow our company we will need to significantly increase our financial commitment to creating awareness and acceptance of our products among interior designers and retailers, which would be expensive. We do not have sufficient capital to fund a larger marketing budget.  This lack of sufficient capital may impede our ability to effectively market and promote our business and our growth efforts may be ineffective.

WE ARE COMPLETELY DEPENDENT UPON THE EFFORTS OF OUR TWO EXECUTIVE OFFICERS, WHOM DEVOTE 80% OF THEIR TIME AND ATTENTION TO OUR BUSINESS.

We do not have any employees and are dependent upon the efforts of our executive officers, Jeannot McCarthy, our president, and Zlatuse Jerabkova, our vice president, who devote only 80% of their time and attention to our business and operations. We do not have key man insurance on any of these individuals.  As our business grows, we will either seek to increase the amount of time our two executive officers devote to our company or hire additional full-time officers. Our success is materially dependent upon our executive officer’s efforts.  If we should lose the services of one of these individuals or if they should fail to devote sufficient time to our business, our ability to implement our business plan would be in jeopardy which could have a material adverse impacted upon our business, financial condition, and results of our operations in future periods.

THE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM, COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. The two individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could loose your entire investment in our company.

WE WILL INCUR ADDITIONAL LEGAL AND ACCOUNTING FEES AND OTHER COSTS ASSOCIATED WITH BEING A PUBLIC COMPANY AND MAY NOT HAVE CASH FROM OPERATIONS SUFFICENT TO PAY THESE FEES IN FUTURE PERIODS WHICH MAY EFFECT OUR ABILITY TO REMAIN PUBLICLY REPORTING AND ADVERSELY IMPACT AN INVESTOR’S ABILITY TO SELL OUR SECURITIES.

As a public company we incur added legal, accounting and other fees related to compliance with the reporting requirements of the Securities Exchange Act of 1934 that we did not incur as a privately held company.  In 2009 our expenses were approximately $112,604 and we anticipate that they will increase in 2010 and beyond as we comply with the reporting requirements and with Section 404 of the Sarbanes-Oxley Act of 2002 related to an evaluation of the effectiveness of our internal control over financial reporting. While we are unable at this time to quantify the amount these fees will increase in future periods, these additional fees will increase our general and administrative expenses and make it more difficult for us to report income from operations in future periods.  There are no assurances our cash flows from operations in future periods will be sufficient to pay these costs and any failure by us to maintain our reporting status as a public company would adversely impact an investors ability to sell our securities in the future, assuming a market for our stock is established of which there is no assurance.

Risks Related to our Common Stock and this Offering

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE MORE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. Although we have adopted a Code of Ethics, we have not yet adopted any of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. We have not adopted corporate governance measures such as an audit or other independent committees of our board of directors as we presently do not have any independent directors. If we expand our board membership in future periods to include additional independent directors, we may seek to establish an audit and other committees of our board of directors. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

BECAUSE THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK, YOU MAY FIND IT EXTREMELY DIFFICULT OR IMPOSSIBLE TO RESELL OUR SHARES.  EVEN IF A PUBLIC MARKET IS ESTABLISHED, WE CANNOT GUARANTEE YOU THAT THERE WILL EVER BE ANY LIQUIDITY IN OUR COMMON STOCK.

There is no public market for our common stock, and although we intend to seek quotation of our common stock in the over-the-counter market, there can be no assurance that a public market will ever be established.  Purchasers of our shares of common stock will face significant obstacles if they wish to resell the shares.  Absent a public market for our common stock, an investment in our shares should be considered illiquid.  Even if a public market is established, it is unlikely a liquid market will develop. Because of our small size and lack of operating history, the investment community may show little or no interest in our securities and investors may not be readily able to liquidate their investment, if at all. Investors seeking liquidity in a security should not purchase our shares of common stock.

IF WE EVER ESTABLISH A PUBLIC MARKET FOR OUR COMMON STOCK, THE TRADABILITY IN OUR COMMON STOCK WILL BE LIMITED UNDER THE PENNY STOCK REGULATIONS WHICH MAY CAUSE THE HOLDERS OF OUR COMMON STOCK DIFFICULTY SHOULD THEY WISH TO SELL THE SHARES.

If our common stock is ever included for quotation in the over the counter market, it is likely that the trading price of our common stock will be less than $5.00 per share.  In this event, our common stock will be considered a "penny stock", and trading in our common stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks.  These requirements will severely limit the liquidity of our securities in the secondary market because few broker or dealers are likely to undertake these compliance activities.

SHOULD A TRADING MARKET FOR OUR COMMON STOCK BE ESTABLISHED, IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

If we ever establish a trading market for our common stock, it is possible that the selling security holders will offer all of the shares for sale.  Further because it is possible that a significant number of shares of our common stock could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price for our common stock assuming that a market has developed of which there are no assurances.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2009.  The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

December 31, 2009
Long-term liabilities	$0
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 7,935,000 shares issued and outstanding	$7,935
Additional paid-in capital	$70,272
Accumulated deficit during development stage	$(360,097)
Total stockholders' deficiency	$(281,890)
Total capitalization	$(281,890)

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by the selling security holders.

DILUTION

Dilution represents the difference between the offering price of the shares of common stock and the net tangible book value per share of common stock immediately after completion of the offering.  The shares of common stock offered hereunder are issued and outstanding and will be sold by the selling security holders at a price of $.25 per share until the Company’s common stock is quoted on the OTC Bulletin Board.  Thereafter the selling security holders will sell at prevailing market prices.  The net tangible book value per share of the Company’s common stock prior to the offering hereunder is ($0.04) per share, and after the offering hereunder will be ($0.04) per share, determined by dividing the net tangible book value (tangible assets minus liabilities) by the number of shares of common stock outstanding before and after the offering hereunder.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no public market for our common stock.  As of the date of this prospectus, we had approximately 38 stockholders of record.

Dividends

We have never paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future because:
•	applicable provisions of Florida law described below limit our ability to pay dividends if we do not have net income;
•	we have experienced losses since inception;
•	we have significant capital requirements in the future; and
•	we presently intend to retain earnings, if any, to finance the expansion of our business.

Future dividend policy will depend on:
•	our earnings, if any;
•	applicable provisions of Florida law described below governing the payment of dividends;
•	capital requirements;
•	expansion plans;
•	legal or contractual limitations;
•	financial condition; and
•	other relevant factors.

The payment of dividends will also depend on our ability to declare dividends under Florida law. Under Florida law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Florida statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.  If, however, the capital of our company, computed in accordance with the relevant Florida statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our business model is to import fashionable, custom designed, high quality patio and yacht outdoor furniture that is handmade to our design specifications and manufactured from Brazilian hardwoods.  We intend to market our collection to interior designers, yacht interior designers and brokers and retail distributors as well as eventually to the end consumer by way of our website at www.patiobahia.com.  Since inception our activities have been primarily related to the development of our business plan, raising our initial capital and administrative start up activities including the designing of our furniture collection, our catalog and our website, as well as preliminary marketing activities.  During fiscal 2003, 2004 and 2005 we generated minimal revenues primarily from test marketing our furniture collection to interior designers. While we have continually focused our efforts on our continued designing of furniture, locating a location and source for raw materials and manufacturers for our furniture, and initial marketing efforts, during 2006 and 2007 our management recognized the need, and focused most of its time and attention to raise capital to begin fully implementing our business plan. In December 2007/January 2008 we raised gross proceeds of $57,000 from the sale of our securities. During 2008 through 2009 our management became delayed in pursuing our business plan due to personal reasons and provided only minimal attention to our company primarily limited to the preparation of the registration statement of which this prospectus forms a part and related matters including the preparation of our audited financial statements.  Management intends to raise additional capital to fund the Company through 2010 and until such time as the Company generates sufficient revenues to satisfy operating costs, and is currently evaluating additional capital raising opportunities. In addition, our executive officers have agreed to loan the Company up to $10,000 each for working capital as necessary.

The furniture market is extremely competitive and our ability to generate sales is dependent upon the successful marketing of our furniture collection.  In addition, we will be faced with the slow down of the economy and the general cut back of spending by consumers.  We believe, however, based on our observations of the industry and a report published December 2009 by the Bharat Book Bureau, a market research information aggregator (http://www.bharatbook.com/detail.asp?id=129746&rt=Outdoor-Furniture-Grills.htm) that the US demand for outdoor furniture will increase approximately up to 3.8 percent annually through 2013 due to the growth in the number of households, the expected economic recovery and the increasing popularity of outdoor living areas such as patios, porches and decks. In addition, consumer lifestyle trends such as “cocooning” (spending significant time at home) and “outdoor rooms” (using items such as furniture to extend the home’s living space outdoors) will support gains as consumers continue to trade up to better products. Despite the positive factors, increases will not match the strong pace we observed between 2003 and 2008, as prices and consumer spending moderate slightly going forward.

We intend to continue focusing our marketing efforts during 2010 on the South Florida market, marketing our furniture collection to foreign export distributors, corporate interior designers, yacht brokers and yacht interior designers.  Our executive officers are currently developing and will continue to develop in the future contacts and networking in the industry, including with designers at the Design Center of the Americas, Ft. Lauderdale, FL and The Design District, Miami, FL. We have budged $10,000 for these marketing costs which includes our attending the Chicago International Furniture and Accessories Show on September 21-24, 2010 which cost including travel is approximately $8,000.   We believe that in order to fully launch our furniture collection we will need to expand these marketing efforts into the next phase of marketing to include major national and international trade shows, exhibitions including furniture, outdoor living, hospitality, and boat and yacht shows and/or magazine advertisements in high end lifestyle publications featuring South Florida.  Subject to the availability of additional financing, we anticipate these additional marketing efforts to cost approximately $20,000.

In conjunction with the launch of these new marketing efforts, we hope to begin selling our furniture collection.  Our business model is centered around growing our company on a conservative basis, minimizing capital needs whenever possible.  Once sales begin, because we will incur expenses directly related to manufacturing and shipping the furniture, our terms of sale will require a deposit of approximately 50% of the sales price which we believe will represent the entire cost of manufacturing and shipping the furniture.  Therefore, we intend to pass along all out of pocket costs to our customers at the time of purchase.  We anticipate that these and any additional direct expenses we may incur in selling our furniture collection will be substantially, if not completely, offset by revenues from the sales price as such expenses will not be part of our fixed overhead costs.  As our business grows, we may carry inventory of finished furniture; however, we do not anticipate holding inventory during the next several fiscal years.

Our executive officers have committed to loan us up to $10,000 each as necessary to fund our expenses during 2010 and with our cash on hand of $13,000 we believe our current working capital is sufficient to fund our current level of operations and our marketing budget.  We will not, however, be able to launch our next phase of marketing efforts unless we raise additional capital.  We do not have any exterior sources of capital and the development stage of our company, lack of liquidity for our securities and general weaknesses in the capital markets for nano capital companies such as ours will make our efforts to raise additional capital very difficult.  No assurances can be given that we will be successful in obtaining additional capital, or that such capital will be available in terms acceptable to our company. Even if we are successful in raising additional capital, it is likely that the terms of such capital will be dilutive to our existing shareholders.  If we are not able to raise the additional capital as necessary, we will be unable to continue to implement our business plan and it is unlikely that we can remain in business.  In that event, shareholders would lose their entire investment in our company.

Going Concern

We have generated minimal revenue since our inception and have incurred net losses of $360,097 since November 25, 2002 (inception) through December 31, 2009.  Our current operations are not an adequate source of cash to fund future operations.  As a result of our limited operations, net losses, working capital deficiency, stockholders deficiency and cash used in operations, our auditors, in their audit report, which covers the period through December 31, 2009, have expressed substantial doubt about our ability to continue as a going concern. While we have raised approximately $52,192 of net proceeds from the sale of our securities since inception, our ability to continue as a going concern is dependent upon our ability to raise additional capital until such time as we can generate sufficient sales to fund our operating expenses and to meet our obligations when they become due.  These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.  We anticipate that we will continue to incur losses in future periods until we are successful in generating sales of our furniture collection.  There are no assurances we will be successful in our efforts or continue as a going concern, in which event investors would lose their entire investment in our company.

Results of Operations

We have not generated any revenues during either fiscal 2009 or fiscal 2008.  Total operating expenses decreased approximately 4% in fiscal 2009 from fiscal 2008, which reflects a decrease in general and administrative expenses and the elimination of rent expenses as a result of our termination of our warehouse lease offset by increases in consulting and professional fees due to the preparation of the registration statement of which this prospectus forms a part.  The decrease of general and administrative expenses include $3,450 for handy man, $360 for internet, $1,748 for telephone, $2,000 for website maintenance, and $1,950 for travel. Because of the early stage of our company's operations, our overhead expenses are minimal.  Our Vice President provides our company administrative offices at her home at no expense to us and we do not rent any other property.  We anticipate, however, that overall our operating expenses in fiscal 2010 will increase from fiscal 2009 as a result of increased professional fees and other related fees and costs in fiscal 2010, estimated to range from $10,000 to $15,000, to comply with our reporting requirements under Federal securities laws and, in a minimal amount, for fees and costs associated with completing the registration statement of which this prospectus is a part.   The remaining proceeds from our private offering of securities in December 2007/Janaury 2008 are not sufficient to fund our operations for fiscal 2010.  Until such time we generate revenues sufficient to fund our operating expenses, which there is no assurance, we intend to rely on funds from loans from our principals as well as funds raised from the sale of our securities to provide sufficient cash to operate our business.  If we are not able to raise the additional capital as necessary, which there is no assurance, or generate sufficient revenues, we will be unable to continue to implement our business plan and it is unlikely that we can remain in business.

 In addition, we expect to spend approximately $10,000 in fiscal 2010 on marketing expenses which will increase our total operating expenses.  Any increase in our marketing expense beyond the $10,000 we have budgeted will be subject to the availability of additional financing.  In addition, and assuming that we begin selling our furniture collection in fiscal 2010, our operating expenses will also likely increase as a result of additional travel and general and administrative expenses as our operations develop, as well as rent expense if and when we rent a permanent location for our business.  We are unable at this time to quantify the amount of any of these increases as they are a factor of the amount of interest in our furniture collection which may develop resulting in sales of our products.

Interest expense represents interest paid on notes payable, including notes payable to related parties.  During the third quarter of fiscal 2009 we satisfied a $10,000 note payable which should serve to reduce interest expense in future periods.  However, as it is possible that the amounts advanced to us by related parties may increase during fiscal 2010, our interest expense may also increase based upon these increased obligations.

Liquidity and Capital Resources

Liquidity means our ability to generate adequate amounts of cash to meet our needs for cash.  At December 31, 2009 we had a working capital deficit of $281,890, an increase of approximately 67% from December 31, 2008.  This change is represented by a decrease in our current assets of approximately 64%, which is primarily attributable to decreases in cash and prepaid expenses, and an increase in our current liabilities of approximately 37% which is primarily attributable to increases in accrued payroll and accrued interest - related party offset by a decrease in accounts payable and notes payable.

At December 31, 2009 our liabilities included approximately $41,000 consisting of loans and notes payable and accrued interest therefore to a related party of which $14,987 principal amount of loans plus interest therefore is due upon a demand and $17,200 principal amount of notes plus interest therefore becomes due on December 31, 2010, or earlier if we raise at least $300,000 in new funds.  We do not have the funds necessary to satisfy these obligations.  The related party has indicated that in the absence of funding or revenues sufficient to satisfy the loans, notes and accrued interest she would not demand payment for the loan and extend the notes for one additional year on the same terms and conditions.  In addition, our management has been accruing the salaries due them and at December 31, 2009 our liabilities for these salaries were approximately $258,000.  These salaries will continue to accrue in fiscal 2010 and beyond until such time as we have total sales of at least $300,000 following which the accrued amounts will be repaid from time to time as determined by our board of directors from gross profits.

We do not have any capital commitments.  At December 31, 2009 we had cash on hand of approximately $13,000.  In addition our executive officers have agreed to loan us up to $10,000 each, on terms that the loans will be repaid one year from the date of the loan, or earlier if we raise at least $300,000 in new funds, plus 6% interest.  We believe our cash and the loan commitments from our officers are sufficient to fund our ongoing operations for the next twelve months.  As described earlier in this section, in the absence of generating sufficient revenues, we need to raise additional capital, specifically to undertake full scale marketing and continue paying our operating expenses beyond the next twelve months.  If we raise additional capital through the issuance of debt, this will result in interest expense.  If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution.  In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.  There can be no assurance that acceptable financing can be obtained on suitable terms, if at all.  If we were unable to obtain the financing necessary to support our operations, we could be unable to continue as a going concern.  In that event, we could be forced to cease operations and our stockholders could lose their entire investment in our company.

Cash Flow Activities

Net cash used in operating activities for fiscal 2009 was $17,055 as compared to $24,381 for fiscal 2008.  In fiscal 2009 we used cash primarily to decrease prepaid expenses (which consist of professional fees) and our accounts payable.  In fiscal 2008 we used cash primarily to pay prepaid expenses and reduce our accounts payable (which include professional fees).

Net cash used in financing activities for fiscal 2009 was $10,000 and represented the repayment of a loan as compared to net cash provided by financing activities of $53,200 in fiscal 2008 which represented proceeds of notes payable and sales of our common stock.

Off-balance Sheet Arrangements

We have not entered into any financial guarantees or commitments to guarantee the payment obligations of any entity. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity. Furthermore, we do not have any retained or contingent interest in assets transferred to an entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any entity that provides financing, liquidity, market risk or credit support to us or engages in leasing or hedging services with us.

Recent Capital Raising Transaction

From December 2007 to January 2008 we completed a private placement of 285,000 shares of common stock, at a purchase price of $.20 per share, to 36 investors.  We received gross proceeds of $57,000 less $12,458 of direct offering costs in connection with this transaction.  We used approximately $44,000 of the proceeds of this offering for professional fees and other expenses related to the registration statement of which this prospectus is a part and for working capital through December 31 2009 and intend to use the balance for any additional expense related to the registration statement and working capital through the first quarter of 2010.

OUR BUSINESS

Overview

We are a development stage company that will specialize in the sale of distinctive outdoor furniture destined for the high-end and sophisticated sector of the market.  Our business model is to import fashionable, custom designed, high quality patio and yacht outdoor furniture, handmade to our design specifications and manufactured in Brazil from Brazilian hardwoods, and market our collection to interior designers and retail distributors as well as eventually to the end consumer by way of our website at www.patiobahia.com.

Since our inception in November 2002, we have been developing and refining our furniture collection, identifying our manufacturing sources, marketing our products, raising capital and preparing a registration statement in 2006 which was withdrawn to due our lack of funds to pay our professionals to continue assisting us in its preparation and the registration statement which this prospectus forms a part..  We have also developed our website, www.patiobahia.com, and catalog which showcases over 20 furniture designs made from three types of Brazilian woods.    Our company and products have appeared in Vogue Espana and Vogue Brasil (December 2006).

Though we reported minimal revenues from operations of approximately $38,000 from inception through 2005, during the past four years management has focused most of its time and attention to raising capital to begin implementing our business plan on a full scale basis. In December 2007/January 2008 we raised gross proceeds of $57,000 from the sale of our securities. During 2008 through 2009 our management became delayed in aggressively developing our business plan due to personal reasons, the nature of which was unrelated to our company, and provided only minimal attention to our business plan primarily limited to the preparation of the registration statement of which this prospectus forms a part and related matters including the preparation of our audited financial statements.  Now that management has moved passed its personal delays they are able to commit the time to fully implement our business plan. Management’s focus during 2010 will be on marketing and selling its furniture as well as raising additional capital to fund the Company until such time as the Company generates sufficient revenues to satisfy operating costs, which there is no assurance.  Until we raise capital, which there is no assurance, our executive officers have agreed to loan the Company up to $10,000 each for working capital which is intended to fund our operating expenses through 2010 and the next twelve months including expenses for professional fees estimated to range from approximately $10,000 to $15,000 to comply with our reporting requirements under Federal securities laws and completing the registration statement of which this prospectus is a part and approximately $10,000 on marketing expenses.  To the extent we raise additional capital, we will use all additional funds for marketing.  We have detailed our marketing efforts and milestones herein under the section “Marketing”.

From inception (November 25, 2002) through December 31, 2009 we reported net losses of $360,097.  Our principal executive offices are located at 400 South Pointe Drive, #1704, Miami Beach, Florida  33139 and our telephone number is (754) 234-9455.  Our fiscal year end is December 31.

Our Target Markets

We believe retail sales of casual and outdoor furniture have more than doubled in the last decade and continue to increase yearly, due in part to a rising interest by consumers in outdoor living.  We have seen an increasing number of consumers now seeing yards and patios, terraces and decks as essential extensions of their homes - places to retreat and relax, to play and entertain - and are furnishing them in high style much like they decorate their interiors.

The current design trend of "outdoor living rooms" is prominently featured in catalogs from mass marketers such as Restoration Hardware, Pottery Barn and Crate and Barrel to high end shelter magazines such as Architectural Digest, Elle Decor, Vogue Living, House Beautiful and Home and Garden.  Innovation in style, design, fabrics and materials has expanded the selection of casual and outdoor furniture across all price points.

We intend to target the high end and sophisticated sector of the outdoor furniture market, including upscale residences and yachts.  Our goal is to maintain and nurture the potential alliances we will establish with interior designers, upscale retailers and other sources of referral to build brand recognition for our product line.  We intend to market our products initially in the State of Florida.  Florida has one of the largest incomes per capita in the world and one of the largest yacht dockage in the world, with more than 11,000 miles of waterways, rivers and streams.  It is estimated that annually more than 3,000 luxury yachts travel the Florida waterways between Miami and Palm Beach.  Additionally, Florida also has one of the largest luxury residence markets in the world.

Our Products

We currently offer a line of custom designed, high quality outdoor and yacht furniture marketed under the "Patio Bahia" brand.  Our current product line is based on our original designs.  The design process begins with initial sketches made by Ms. McCarthy, our President, which are then refined in consultation with our principal manufacturer to ensure structural integrity and ease of construction.  A sample piece is then built and final refinements to the design are completed before the item is added to our product line.  We currently offer a collection of over 20 designs, including chaise lounges, sofas, occasional chairs, dining chairs, dining tables, coffee tables, occasional tables, bar stools and a distinctive towel/hat rack.  Retail prices for our furniture range from $900 to $1,500.  As is customary in the furnishings industry, it is our goal to regularly update our collection through the addition of new pieces and the careful editing of other, less popular pieces.

Our handcrafted outdoor furniture pieces are manufactured in Bahia, Brazil, the center of the hardwood manufacturing in Brazil.  Brazilian tropical hardwoods are very impervious to weather and require minimal maintenance while avoiding the "graying" associated with teak.  We offer furniture made from three types of Brazilian wood, including tatajuba, jatoba and angelim pedra, all of which are highly resistant to insects and fungus.  Tatajuba is golden brown that turns to a pleasing shade of maroon with exposure to the sun. This high-density wood that can be easily worked with manual and mechanical tools and is considered a premier wood used for outdoor conditions.  Jatoba, also known as Brazilian cherry, is a plentiful hardwood found in various regions throughout South America and one of the most high-density woods available today.  The heartwood of Jatoba is salmon red to orange brown becoming russet to reddish brown when seasoned.  Jatoba, which is used for fine furniture making, is also used extensively for outdoor construction and casual outdoor furniture.  Angelim pedra is a heartwood found abundantly in the northeast of Brazil which is light orange tan turning pale brown on exposure.

Furniture artisans at the manufacturer handcraft each furniture piece. The choices of hardwoods are determined by esthetic, ecological and durability considerations.  The woods used in our furniture are high density, superior to teak and able to withstand outdoor exposure with minimum wear while retaining their deep, rich and vibrant colors.

We are initially focusing our sales efforts on interior designers.  We offer designers a customary "to the trade" discount of 15% from our retail pricing.  We are seeking to expand the distribution of our products to sources such as a retail furniture, specialty home decor, garden, yacht and similar stores.  While we have not solidified our pricing structure for these potential additional outlets for our products, we anticipate that we will offer quantity discounts in amounts to be determined.  Finally, in the future we intend to expand our website to permit consumers to order pieces directly from our company.

Our existing outdoor furniture designs are ready to be ordered from samples.  We can also accept custom design orders from interior and furniture designers and have the furniture manufactured in accordance with the customer's design.  Our outdoor furniture is shipped fully assembled from Brazil to the Port of Miami.  Our furniture prices are FOB, Miami.  We will request a customer pay a 50% deposit on the order with the balance due prior to items being shipped to the customer's destination.

We offer a one year guarantee on the wood used in our outdoor furniture during which time we will replace free of charge all wood pieces that can no longer be used due to the rotting of the wood or to wood bores.  We do not guarantee the fixtures and fitting or the workmanship of the piece, and the wood must have been maintained and treated on a regular basis.  We have an oral agreement with the principal manufacturer of our furniture that it will supply the wood and pay all costs associated with this guarantee as necessary.

Manufacturing and Product Delivery from Brazil

According to the March 2007 Wood Products Report by the Office of Global Analysis, Foreign Agricultural Service, United States Department of Agriculture, the Brazilian furniture sector is comprised of more than 70,000 firms, mostly small companies, with a total gross income of $4.1 billion.  In the Brazilian state of Bahia there are a number of small to medium sized furniture manufacturers.  We have initially established relationships with two such manufacturers. We identified our principal manufacturer, Marceneria Aracaipe, a corporation formed under the laws of Brazil with offices at Estrada D’Ajuda 1601, Porto Seguro Bahia Brazil and which has been in business for approximately 18 years, through a contact of our President, Ms. McCarthy, who maintains a home in the area.  We identified our secondary manufacturer, who has been in business for approximately 30 years, through investigation of furniture manufacturers in Bahia.  Our secondary manufacturer is Randolfo Tavani and Marcenaria Tavini, Rua Titituapa, 35, Trancoso, Port Seguro, Bahia Brazil.  We believe that both of these companies are capable of producing high quality products to our specifications.

Given our early stage of operations, we are unable at this time to accurately estimate our needs with respect to product quantities and product mixes.  Based on our discussions with our principal manufacturer, if our product demand exceeds its production capacity and that of our secondary manufacturer, our principal manufacturer will assist us in outsourcing the excess capacity or it will increase its capacity to meet our demands.  In addition, we believe we could use a number of other furniture manufacturers in Bahia to produce our product line with quality levels acceptable to us.

Our principal manufacturer purchases wood from a variety of wholesale sources, including local farms. The wood used in our furniture collection is readily available and not currently subject to any harvesting or export restrictions.  To date, prior to the production of any products Ms. McCarthy has inspected the wood to be used prior to the manufacture of our products to ensure the quality of our products.

Other than the agreement related to our customer guarantee, non-disclosure and non-competition of our furniture designs by our principal manufacturer, we do not have any contracts with either of our identified manufacturers.  Our principal manufacturer quotes prices in Brazilian Real (BRL) on an order by order basis.  We purchase our products FOB Rio de Janeiro, Brazil.  The current terms of sale with our principal manufacturer are:

•	a deposit equal to 50% of the order total at the time of order,
•	a progress payment equal to 25% of the order total during the manufacturing process, and
•	the balance of 25% when the shipment is loaded on the ship in Rio for transport to Miami.

The deposit from our customer (in U.S. dollars) at the time of the order will not be less than (in Brazilian real) our total cost of the order.

We have yet to purchase products from the secondary manufacturer, but anticipate that the terms of sale will be substantially similar.

During our limited operating history, our management has generally traveled to Bahia as the orders are complete to inspect the finished product prior to final payment and its transit to the Port of Rio de Janerio.  From time to time we have relied upon the manufacturer to inspect the quality of the finished goods prior to shipment to us.  While we have used 20 foot shipping containers in the past, we intend to place orders which will fully fill a 40 foot shipping container.  Based on our experience to date, we believe this strategy will both minimize potential product damage from shifting during transit and permit us to amortize the shipping costs over a greater number of pieces.  Based upon an average mix of products and the most recent prices charged to us by the manufacturer for our last shipment in 2005, our cost of a 20 foot shipping container was approximately $6,000.  The cost for a 40 foot shipping container will be higher, but a final price has yet to be fixed.

We are responsible for all transportation costs from the manufacturer to our customer. During our limited operations to date, for logistics in Brazil we use a commercial freight forwarder.  This company is responsible for transporting the finished goods from Bahia to the Port of Rio de Janerio, properly loading the container, all export documentation and insuring the finished goods at replacement.  We are responsible for transit taxes.  Once the shipment arrives at the Port of Miami we hire a commercial shipping agent to handle all offloading, customs and similar documentation and transportation of the container to our customer.  Based on our historical experience, the total cost of shipping a 40 foot container from Bahia to delivery in Fort Lauderdale, Florida is approximately $6,000.  There are a number of freight forwarders in Brazil and shipping agents in Miami and we do not anticipate any difficulties in engaging sufficiently experienced agents to efficiently handle our logistics needs.

Time of delivery to the Port of Miami from the date of order is approximately 90 days, which includes approximately 60 days for the products to be manufactured and approximately 30 days transit from Bahia to Port of Miami.

Special Considerations Regarding Brazilian Wood

A significant feature in the design and style of our products is the Brazilian hardwoods from which they are constructed.  We are committed to protecting the environment and the need to sustain a long-term supply of forests.  Approximately 50% to 60% of the wood used in our furniture is recycled lumber made from reclaimed wood, with the balance seasoned new wood.  We do not use mahogany or any other Amazonian wood in our products.  We intend to only use contract manufacturers who are supervised by Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais or "IBAMA".  IBAMA insures that the forest resource is managed in a sustainable manner and that the rainforest is preserved.

Marketing

We intend to market our products initially in the State of Florida before branching out to other regions.  Subject to the availability of sufficient capital, we intend to attend major national and international trade shows and exhibitions including furniture, outdoor living, hospitality, and boat and yacht shows and exhibitions.  We also intend to develop contacts and networking with various foreign (export) distributors, corporate interior designers and distributors, yacht brokers and yacht interior designers.  Finally, we intend to utilize magazine advertising in various high end shelter magazines that focus on South Florida and our web site to further develop brand recognition.  We estimate the costs of marketing for 2010 to be approximately $10,000 which will include our attendance at the Chicago International Casual Furniture and Assessories Show, developing contacts with designers at the Design Center of the Americas, Ft. Lauderdale, FL and The Design District, Miami, FL, place an advertisement in the Florida Design magazine, a magazine distributed throughout Florida, the United States and worldwide with an estimated readership of one million per issue. In the event we are able to raise additional financing, which there is no assurance, we intend to spend an additional $20,000 on marketing including attendance at the Fort Lauderdale Boat Show on December 3-5, 2010, the 70th Annual Miami Boat Show, Miami, FL on February 17, 2011, the HD Boutique, a hospitality design event, Miami Beach, FL on September 13-14, 2010.

Intellectual Property

 Our business is largely dependent upon our product designs and we believe that our product designs are unique and are a significant component in our ability to gain market share.  We believe our furniture designs are our proprietary property and we have an oral agreement with our principal manufacturer to that effect.  We also rely on trade secrets as we do not have any contractual confidentiality provisions, design patents, copyrights or trademarks, to protect our proprietary rights. Accordingly, our intellectual property position is more vulnerable than it would be if it were protected by design patents, other intellectual property rights or contractual confidentiality provisions.  We have not engaged counsel in Brazil to determine if we can seek legal protection for our designs, nor do we have any present intention to seek design patent or other intellectual property right protections in the United States.

We have also obtained the right to the Internet address www.patiobahia.com.  As with phone numbers, we do not have and cannot acquire any property rights in an Internet address. We do not expect to lose the ability to use this Internet address; however, there can be no assurance in this regard and the loss of this address could materially adversely affect our efforts to develop brand recognition for our products and our business.

Competition

The outdoor furniture market is highly competitive and rapidly evolving, resulting in a dynamic competitive environment with several dominant national and multi-national leaders, both in up-scale and mass market outdoor furniture suppliers that have a limited up-scale outdoor furniture product line.  Competitive factors in the outdoor furniture manufacturing and distributing segments, include product quality, marketing and distribution resources, customer service and support and price of product.  We will compete with a number of existing companies as well as new companies which may enter the market with new designer products.  Several of the competitive challenges facing our company include:

•	anticipating and quickly responding to changing consumer demands;
•	developing brand and customer awareness;
•	achieving customer perception of value;
•	effectively marketing and competitively pricing our products to our target market segment; and
•	competing with entities that have substantially longer operating histories and greater financial and other resources than we do.

Most of our competitors have longer operating histories, greater name recognition, larger client bases and significantly greater financial and marketing resources than we do.  These competitors are able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential clients.  In addition, many of our current or potential competitors, such as Tropitone, Brown Jordan, Tidelli and Artisan House, have broad recognition and distribution channels that may be used to distribute competing handcrafted outdoor furniture products directly to end-users or purchasers.  We believe that our designs, manufacturing relationships, ability to import, and product quality and value are significant competitive advantages.

We expects competition to persist and intensify in the future as the overall market for casual and outdoor furnishings continue to expand.  Given our limited operating history, lack of experience by our management in our specific business model, lack of working capital and the competitive environment of our market segment there are no assurances that we will ever be effective in establishing our brand or effectively competing in our target market.

Government Regulations; Imports and Import Restrictions

Our transactions with foreign manufacturers are subject to the risks of doing business abroad.  Imports into the United States are affected by, among other things, the cost of transportation, import duties and restrictions and compliance with Homeland Security regulations.  Our products are not subject to any quota, duty, tariff or other restrictions currently imposed by either Brazil or the United States.  The United States and Brazil may, from time to time, however, impose quotas, duties, tariffs or other restrictions which could affect our business and our ability to import our products.  We cannot predict the likelihood or frequency of any such events occurring.

We are also subject to compliance with import procedures and controls, including those of the United States Department of Homeland Security.  Because our products will be shipped to us in containers, we may also be subject to regulations promulgated in the United States seeking to protect the integrity of international commerce and prevent the use of containers for international terrorism or other illicit activities. For example, the Container Security Initiative, the Customs - Trade Partnership Against Terrorism and Operation Safe Commerce are among the programs administered by the United States Department of Homeland Security that are designed to enhance security for cargo moving throughout the international transportation system by identifying existing vulnerabilities in the supply chain and developing improved methods for ensuring the security of containerized cargo entering and leaving the United States.

Employees

At present, we have no employees other than our two officers, each of whom devote 80% of their time to our business operations.

Description of Property

We currently operate without charge out of space donated by our vice president in her home. Management has agreed to continue this arrangement until such time as the scale of operations warrant and require relocation to a larger facility, whether leased or purchased. This space consists of 15 square feet of executive office space. We believe that this space is sufficient for us at this time to conduct our operations.

At such time as we commence selling our furniture we intend to lease commercial office space for our principal executive offices, lease storage space at a local storage company to hold the purchased furniture upon delivery from our manufacturer and pending delivery to our customers, and lease a small showroom for our products.  We do not believe we will have any difficulty in locating suitable space at such time as we are able to relocate and or expand our operations.

Our History

We were incorporated under the laws of the State of Florida on November 25, 2002. In December 2004 we changed our name to Jeannot’s Furnishings of Florida, Inc. to better describe our intended business.  In August 2007 we changed our name back to Patio Bahia, Inc. as the better name to describe our intended business. We were incorporated with capital stock consisting of 7,500 shares of common stock, par value $1.00 per share. In December 2004 we increased our capital stock to 100,000,000 shares of common stock, par value $.001 per share, and created 10,000,000 shares of authorized but undesignated shares of preferred stock, par value $.001 per share. On December 30, 2004 we completed a forward stock split of our issued and outstanding shares of common stock on the basis of 1,000 shares for each outstanding share. Our company was not formed for the purposed of undertaking a merger or acquisition with an unidentified company or companies and we have no plans to engage in a merger or acquisition with an unidentified company or companies.

During fiscal 2003, 2004 and 2005 we generated minimal revenues primarily from test marketing our furniture collection to interior designers. While we have continually focused our efforts on our continued designing of furniture, locating a new location, source for raw materials and manufacturers for our furniture, and initial marketing efforts, during 2006 and 2007 our management recognized the need, and focused most of its time and attention to raise capital to begin fully implementing our business plan. In 2006 we filed a registration statement which we withdrew to due to our lack of funds to pay our professionals to continue assisting us in its preparation. In December 2007/January 2008 we raised gross proceeds of $57,000 from the sale of our securities. During 2008 through 2009 our management became delayed in aggressively developing our business plan due to personal reasons and provided only minimal attention to our company.  Management is once again focused on and able to provide its business time implementing the business plan, in addition to evaluating additional capital raising opportunities which is still required.

Legal Proceedings

We are not a party to any pending or threatened legal proceedings.

MANAGEMENT

Directors and Executive Officers

Name	Age	Positions
Jeannot McCarthy	45	Chief Executive Officer, President and Director
Zlatuse Jerabkova	35	Vice President, Secretary and Director

Jeannot McCarthy.  Ms. McCarthy is a founder of our company and has served as our CEO and President since December 2004, and Chairman of the Board of Directors since incorporation in November 2002.

Ms. McCarthy attended Georgetown University from 1982-1984, pursuing a degree in Biology. In 1985, Ms. McCarthy managed a small resort "Silver Star" in Jamaica and chartered her future husband's yacht to small groups of tourists. During that time, Ms. McCarthy traveled extensively to Mexico and founded "Final Touch, Inc.", a company that manufactured cowboy boots, which she operated from 1985 to 1987. Final Touch Inc. appeared in the German edition of Vogue, and had a large market in Europe and Canada. Ms. McCarthy sold her interest to her German partner to be able to devote herself to motherhood. In 1988, Ms. McCarthy moved to Porto Seguro, Brazil to raise her daughter and became acquainted with and admired the unique craftsmanship in the region. She studied with various artists and wood craftsmen and began to design and produce various pieces of furniture that were bought by homeowners and hotels in the area.

In 1991, Ms. McCarthy returned to South Florida and from 1991 to 1993 managed Le Loft, a night club located in Miami Beach, where she was responsible for the day to day operation of the club, and working with and organizing promoters. In 1993, Ms McCarthy became Editor in Chief of Riveria Magazine, the first bilingual (French-English) magazine in Miami Beach Florida. Ms. McCarthy continued with the magazine until 1994, when the owner, a French investor, decided to return to Europe. In the beginning of 1995 and through to 1996, Ms. McCarthy joined Wimbish Realty, a realtor firm in Miami Florida.

Ms. McCarthy has traveled extensively over the past decade throughout South America, Asia, and Europe with a yearning desire to learn as much as she could about artisan crafts and artisan woodwork. It was her intention to start her own manufacturing company and distribution company for hardwood outdoor furniture. In November 2002, Ms. McCarthy teamed up with her partner Ms. Jerobkova to form our company.

Ms. McCarthy speaks fluent English, French, Spanish, and Portuguese, and semi-fluent Italian and German.

Ms. McCarthy devotes approximately 80% of her time to our company and provides approximately 20% of her time to unrelated companies.

Zlatuse Jerabkova.  Ms. Jerabkova is a founder of our company and has served as vice president since December 2004, and as secretary and director since incorporation in November 2002.

Ms. Jerabkova is a native of the Czech Republic. In 1990, as a very young woman, she owned a small supermarket in her village of Celedna. She sold her share of the supermarket to her partner in the end of 1991. From 1990 to 1993, Ms. Jerabkova graduated from the Electro University, acquiring a degree in Electrical Engineering. From 1992 to 1993, Ms. Jerobkova was a partner in The Miva Model Agency in the Republic. From February 1993 until March 1995, Ms. Jerobkova worked in the marketing department of Phillip Morris. In 1995, Ms. Jerobkova decided to pursue a modeling career and went on to be crowned Miss Morivea in May 1995 and was then signed by, and worked from October 1995 to October 1997 with, Metropolitan Models (Paris, France), modeling throughout Europe and the United States. In 1997 to 2000, Ms. Jerobkova decided to study acting and appeared in numerous movies such as "Any Given Sunday" and commercials such as "7-UP". In 2001, Ms. Jerobkova was a founder of Farenheit, Inc., a lingerie company, which has been inactive since 2007.

Ms. Jerabkova speaks fluent Czech, English and Russian.

Ms. Jerabkova currently devotes approximately 80% of her time to our company and provides approximately 20% of her time to unrelated companies.

Management Generally

There are no family relationships between any of the executive officers and directors.  Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until her successor is elected and qualified.

As our business grows, we will either seek to increase the amount of time our officers devote to our company from 80% to 100% or hire additional employees. In addition, in order for us to undertake our operations as contemplated, it will be necessary for us to locate and hire a Chief Financial Officer and Chief Operating Officer. The Company has approved the hiring of persons for these positions at such time as the full implementation of our business plan, and we generate sufficient revenues or raise additional capital sufficient to compensate persons for these positions.

Code of Business Conduct and Ethics

On June 13, 2007 we adopted a Code of Business Conduct and Ethics to provide guiding principles to all of our employees. Our Code of Business Conduct and Ethics does not cover every issue that may arise, but it sets out basic principles to guide our employees and provides that all of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Any employee which violates our Code of Business Conduct and Ethics will be subject to disciplinary action, up to an including termination of his or her employment. Generally, our Code of Business Conduct and Ethics provides guidelines regarding:
•	compliance with laws, rules and regulations,
•	conflicts of interest,
•	insider trading,
•	corporate opportunities,
•	competition and fair dealing,
•	discrimination and harassment,
•	health and safety,
•	record keeping,
•	confidentiality,
•	protection and proper use of company assets,
•	payments to government personnel,
•	waivers of the Code of Business Conduct and Ethics,
•	reporting any illegal or unethical behavior, and
•	compliance procedures.

In addition, we have also adopted a Code of Ethics for our Chief Executive Officer and Senior Financial Officers. In addition to our Code of Business Conduct and Ethics, our CEO and senior financial officers are also subject to specific policies regarding:

•	disclosures made in our filings with the SEC,
•	deficiencies in internal controls or fraud involving management or other employees who have a significant role in our financial reporting, disclosure or internal controls,
•	conflicts of interests, and
•	knowledge of material violations of securities or other laws, rules or regulations to which we are subject.

A copy of our Code of Business Conduct and Ethics has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

Director Independence; Committees of the Board of Directors

As our Board of Directors is comprised of individuals who were integral in the founding and operations of our company, we do not have any directors who are “independent” within the meaning of definitions established by the Securities and Exchange Commission.  We anticipate that if we expand our Board of Directors in the future, that we will seek to include members who are independent.  Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors.

Our Board of Directors has not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, or any committee performing a similar function. The functions of those committees are being undertaken by the entire board as a whole. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by our Board of Directors as a whole.  Further, since our securities are not listed on an exchange, we are not subject to any qualitative requirements mandating the establishment of any particular committees.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our shareholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our shareholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors. Given the nature of our operations and lack of directors and officers insurance coverage, we do not anticipate that any of our shareholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.

None of our directors is an "audit committee financial expert". In general, an "audit committee financial expert" is an individual member of the audit committee or Board of Directors who:
•	understands generally accepted accounting principles and financial statements,
•	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
•	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
•	understands internal controls over financial reporting, and
•	understands audit committee functions.

We believe that the members of our Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.  We believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances.

EXECUTIVE COMPENSATION

Summary Compensation Table

 The following table summarizes all compensation recorded by us in the years ended December 31, 2009 and December 31, 2008 for:

•	our principal executive officer or other individual serving in a similar capacity,
•	our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at December 31, 2009, whose compensation exceed $100,000, and
•
up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at December 31, 2009. The term "executive officer" used herein means president, any vice president in charge of a principal business unit, division or function, any other officer who performs a policy making function or any other person who performs similar policy making functions.

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION (A)	YEAR (B)	SALARY ($) (C)	BONUS ($) (D)	STOCK AWARDS ($) (E)	OPTION AWARDS ($) (F)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (G)	NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($) (H)	ALL OTHER COMPENSATION ($) (I)	TOTAL ($) (J)

Jeannot McCarthy1	2009	$50,0002	0	0	0	0	0	0	$50,0002
	2008	$50,0002	0	0	0	0	0	0	$50,0002
(1)	Ms. McCarthy has served as our chief executive officer and president since December 2004.
(2)
Under the terms of the employment agreement for Ms. McCarthy, her salary accrues, and has accrued, until such time as we generate $300,000 in sales. We have agreed with Ms. McCarthy that at such time as we generate $300,000 in revenues any accrued amounts will be paid from time to time thereafter as determined by the board of directors from gross profits of our company.  At December 31, 2009 and 2008 we had recorded accrued salary for Ms. McCarthy of approximately $129,166 and $79,166 respectively.

How our Executive Officers Compensation Will be Determined

We are a party to an employment agreement with our chief executive officer and vice president. Compensation for our executive officers pursuant to the employment agreements was arbitrarily determined by the Board of Directors, of which each executive officer is a member. We also believe that compensation for any other executive officer retained by us will also be arbitrarily determined by the Board of Directors.  It is anticipated that the amount of compensation will not be tied to any performance goals or other traditional measurements and may be increased from time to time at the sole discretion of our Board.

Employment Agreements

Each of Ms. McCarthy and Ms. Jerabkova devote approximately 80% of their time to the business and affairs of our company.  We do not anticipate that this will materially change in the foreseeable future.

Effective June 1, 2007, we entered into a two-year employment agreement with Jeannot McCarthy to serve as our chief executive officer. The agreement automatically renews for additional one-year terms upon its expiration, unless terminated under the terms of the agreement. Under the terms of this agreement, Ms. McCarthy shall receive an annual base salary of $50,000, which amount shall accrue until such time as we generate $300,000 in sales, and bonuses to be determined by the Board of Directors. The agreement also provides for paid vacation, fringe benefits commensurate with her duties and responsibilities, as well as containing certain non-disclosure and non-competition provisions. Under the terms of the agreement, we may terminate Ms. McCarthy's employment for cause. The employment agreement for Ms. McCarthy and Ms. Jerabkova, described below, defines cause as (A) willful malfeasance or willful misconduct by the executive thein connection with her employment, (B) failure of the executive to perform her material duties under the agreement after written notice of her failure to so perform (other than as a result of physical or mental incapacity), (C) the executive’s’s material willful and knowing breach of the agreement that remains uncured for a period of ten (10) business days following the executive’s receipt of written notice from the Company describing such breach, (D) committing or participating in an injurious act, gross neglect or material omission of responsibilities hereunder after written notice thereof, which remains uncured for a period of ten (10) business days following the executive’s receipt of written notice from the Company describing such breach; or (E) engaging in a criminal enterprise involving moral turpitude, embezzlement, or conviction of an act or acts constituting a felony under the laws of the United States or any state thereof.  If the agreement is terminated by us without cause, we would be obligated to pay her base salary and continue her benefits for a period of six months. To the extent that Ms. McCarthy is terminated for cause, or she voluntarily resigns, no severance benefits will be paid.

Effective June 1, 2007, we entered into a two-year employment agreement with Zlatuse Jerabkova to serve as our Vice President. The agreement automatically renews for additional one-year terms upon its expiration, unless terminated under the terms of the agreement. Under the terms of this agreement, Ms. Jerabkova shall receive an annual base salary of $50,000, which amount shall accrue until such time as we generate $300,000 in sales, and bonuses to be determined by the Board of Directors. The agreement also provides for paid vacation, fringe benefits commensurate with her duties and responsibilities, as well as containing certain non-disclosure and non-competition provisions. Under the terms of the agreement, we may terminate Ms. Jerabkova's employment for cause. If the agreement is terminated by us without cause, we would be obligated to pay her base salary and continue her benefits for a period of six months. To the extent that Ms. Jerabkova is terminated for cause, or she voluntarily resigns, no severance benefits will be paid.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2009:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)

Jeannot McCarthy1	0	0	0	Na	Na	0	0	0	0

(1)  Ms. McCarthy has served as our chief executive officer and president since December 2004.

Equity Compensation Plan

On June 13, 2007, our board of directors authorized, and the holders of all of our outstanding common stock approved and adopted, our 2007 Stock Option and Stock Award Plan covering 10,000,000 shares of common stock. As of the date of this prospectus, we have granted no options under the Plan.

The purpose of the plan is to encourage stock ownership by our officers, directors, key employees and consultants, and to give such persons a greater personal interest in the success of our business and an added incentive to continue to advance and contribute to us. Our board of directors, or a committee of the board, will administer the Plan including, without limitation, the selection of the persons who will be awarded stock grants and granted options, the type of options to be granted, the number of shares subject to each option and the exercise price.

Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. In addition, the plan allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Furthermore, compensatory stock amounts may also be issued. Any incentive option granted under the plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The term of each plan option and the manner in which it may be exercised is determined by the board of directors or the committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant.

Eligibility

Our officers, directors, key employees and consultants are eligible to receive stock grants and non-qualified options under the plan. Only our employees are eligible to receive incentive options.

Administration

The plan will be administered by our board of directors or an underlying committee. The board of directors or the committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the board of directors or committee.

Shares Subject to Awards

We have currently reserved 10,000,000 of our authorized but unissued shares of common stock for issuance under the plan, and a maximum of 10,000,000 shares may be issued, unless the plan is subsequently amended, subject to adjustment in the event of certain changes in our capitalization, without further action by our board of directors and stockholders, as required. Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the plan, although such shares may also be used by us for other purposes.

The plan provides that, if our outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment will be made in the number or kind of shares subject to the plan or subject to unexercised options and in the purchase price per share under such options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the board of directors may declare that each option granted under the Plan terminates as of a date to be fixed by the board of directors; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant shall have the right, during the period of 30 days preceding such termination, to exercise the participant's option, in whole or in part, including as to options not otherwise exercisable.

Terms of Exercise

The plan provides that the options granted thereunder shall be exercisable from time to time in whole or in part, unless otherwise specified by the committee or by the board of directors.

The plan provides that, with respect to incentive stock options, the aggregate fair market value (determined as of the time the option is granted) of the shares of common stock, with respect to which incentive stock options are first exercisable by any option holder during any calendar year shall not exceed $100,000.

Exercise Price

The purchase price for shares subject to incentive stock options must be at least 100% of the fair market value of our common stock on the date the option is granted, except that the purchase price must be at least 110% of the fair market value in the case of an incentive option granted to a person who is a "10% stockholder." A "10% stockholder" is a person who owns, within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986, at the time the incentive option is granted, shares possessing more than 10% of the total combined voting power of all classes of our outstanding shares. The plan provides that fair market value shall be determined by the board of directors or the committee in accordance with procedures which it may from time to time establish. If the purchase price is paid with consideration other than cash, the Board or the Committee shall determine the fair value of such consideration to us in monetary terms.

The exercise price of non-qualified options shall be determined by the board of directors or the committee, but shall not be less than the par value of our common stock on the date the option is granted.

The per share purchase price of shares issuable upon exercise of a plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the plan.

Manner of Exercise

Plan options are exercisable by delivery of written notice to us stating the number of shares with respect to which the option is being exercised, together with full payment of the purchase price therefor. Payment shall be in cash, checks, certified or bank cashier's checks, promissory notes secured by the shares issued through exercise of the related options, shares of common stock or in such other form or combination of forms which shall be acceptable to the board of directors or the committee, provided that any loan or guarantee by us of the purchase price may only be made upon resolution of the board of directors or committee that such loan or guarantee is reasonably expected to benefit us.

Option Period

All incentive stock options shall expire on or before the tenth anniversary of the date the option is granted except as limited above. However, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options shall expire 10 years and one day from the date of grant unless otherwise provided under the terms of the option grant.

Termination

All plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee shall die while our employee or within three months after termination of employment by us because of disability, or retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee's right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators.

In the event of termination of employment because of death while an employee or because of disability, the optionee's options may be exercised not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier.

If an optionee's employment by us terminates because of disability and such optionee has not died within the following three months, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier.

If an optionee's employment shall terminate for any reason other than death or disability, optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options shall terminate.

If an optionee's employment shall terminate for any reason other than death, disability or retirement, all right to exercise the option shall terminate not later than 90 days following the date of such termination of employment.

If an optionee's employment with us is terminated for any reason whatsoever, and within three months after the date thereof optionee either (i) accepts employment with any competitor of, or otherwise engages in competition with us, or (ii) discloses to anyone outside our company or uses any confidential information or material of our company in violation of our policies or any agreement between the optionee and our company, the committee, in its sole discretion, may terminate any outstanding stock option and may require optionee to return to us the economic value of any award that was realized or obtained by optionee at any time during the period beginning on that date that is six months prior to the date optionee's employment with us is terminated.

The committee may, if an optionee's employment with us is terminated for cause, annul any award granted under this plan to such employee and, in such event, the committee, in its sole discretion, may require optionee to return to us the economic value any award that was realized or obtained by optionee at any time during the period beginning on that date that is six months prior to the date optionee's employment with us is terminated.

Modification and Termination of Plan

The board of directors or committee may amend, suspend or terminate the plan at any time. However, no such action may prejudice the rights of any holder of a stock grant or optionee who has prior thereto been granted options under the plan. Further, no amendment to this plan which has the effect of (a) increasing the aggregate number of shares subject to this plan (except for adjustments due to changes in our capitalization), or (b) changing the definition of "Eligible Person" under the plan, may be effective unless and until approved by our stockholders in the same manner as approval of this plan is required. Any such termination of the plan shall not affect the validity of any stock grants or options previously granted thereunder. Unless the plan shall theretofore have been suspended or terminated by the board of directors, the plan will terminate on June 13, 2017.

Director Compensation

Our Board of Directors is comprised of Ms. McCarthy and Ms. Jerabkova.  Our directors do not receive any compensation for their services as a member of the Board of Directors.  Compensation, if any, paid to Ms. McCarthy, who is our chief executive office, is provided under the Summary Compensation Table.

We have not established standard compensation arrangements for our directors and the compensation, if any, payable to each individual for their service on our Board will be determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf.  No member of our Board of Directors received compensation for their services for the fiscal year ended December 31, 2008 or December 31, 2009.

Limitation on Liability

Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:
•	breach of the director's duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Nevada law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than receiving certain loans from our officer, we have not entered into any transactions with our affiliates. Any transaction we enter into in the future with any affiliate will be approved, and the terms thereof determined, by our board of directors excluding interested members of the board, if any. We intend for the terms of any transaction with an affiliate, if any, including the terms of the loans from our officers, to be at least as beneficial to us as terms we could obtain from unaffiliated third parties.

Loans from Officers

From November 2002 through December 2005, our chief executive officer, Jeannot McCarthy, loaned us an aggregate of $14,987 for working capital. The loan is unsecured, carries an interest rate of 6%, and is payable upon demand.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $6,629 and $5,730, respectively.

On March 13, 2007 our chief executive officer, Jeannot McCarthy, loaned us $3,000. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $505 and $325, respectively.

On May 8, 2007 our chief executive officer, Jeannot McCarthy, loaned us $5,000. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $796 and $496, respectively.

On July 3, 2007 our chief executive officer, Jeannot McCarthy, loaned us $2,000. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $300 and $180, respectively.

On August 15, 2007 our chief executive officer, Jeannot McCarthy, loaned us $3,500. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $500 and $290, respectively.

On September 11, 2007 our chief executive officer, Jeannot McCarthy, loaned us $2,500. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $346 and $196, respectively.

On November 12, 2008 our chief executive officer, Jeannot McCarthy, loaned us $1,200. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $82 and $10, respectively.

Accrued Salaries

On July 13, 2007 the Company entered into employment agreements with both of our executive officers. The term per the agreements started on June 1, 2007 and expired on May 31, 2009 and extends automatically for additional one year terms. The Company agreed to compensate each officer $50,000, which salary accrues until such time the Company generates in excess of $300,000 in revenues per year. For the year ended December 31, 2009, 2008 and the period November 25, 2002 (Inception) to December 31, 2009 the Company incurred salary expense of $100,000, $100,000 and $258,333, respectively. At December 31, 2009 and 2008 the Company had recorded accrued salary $258,333 and $158,333 respectively. We have agreed with our executive officer that at such time as we generate $300,000 in revenues any accrued amounts will be paid from time to time thereafter as determined by the board of directors from gross profits of our company.

Director Independence

Our Board of Directors has determined that it does not have a member that an “independent director”.  As used herein, "Independent director" means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows certain information regarding our voting securities beneficially owned as of the date of this prospectus, by:
•	each person who is known by us to own beneficially or exercise voting or dispositive control over 5% or more of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all our officers and directors as a group.

As used herein "named executive officers" shall mean  (i) all individuals serving as our principal executive officer or acting in a similar capacity during the last completed fiscal year ("PEO"), regardless of compensation level; (ii) all individuals serving as our principal financial officer or acting in a similar capacity during the last completed fiscal year ("PFO"), regardless of compensation level; (iii) our three most highly compensated executive officers other than the PEO and PFO who were serving as executive officers at the end of the last completed fiscal year; and (iv) up to two additional individuals for whom disclosure would have been provided pursuant to paragraph (iii) above but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last completed fiscal year.

Under federal securities laws, a person is considered a beneficial owner of any securities that the person owns or has the right to acquire beneficial ownership of within 60 days.  Beneficial ownership may also attribute shares owned of record by one person to another person, such as the record holder’s spouse, minor children, corporation or other business entity. As of the date of this prospectus, there were 7,935,000 shares of our common stock, the sole outstanding class of voting securities, outstanding. Except as otherwise indicated, we have been informed that the persons identified in the table have sole voting and dispositive power with respect to their shares. Unless otherwise indicated, the business address of each person listed is in care of 400 S. Pointe Drive, Suite 1704, Miami Beach, Florida  33139.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Jeannot McCarthy	3,825,000	48%
Zlatuse Jerabkova	3,825,000	48%

Officers and Directors as a group (2 persons)	7,650,000	96%

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information relating to our outstanding equity compensation plans as of December 31, 2009:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity Compensation Plans Approved by Security Holders:
2007 Stock Option and Stock Award Plan	0	0	0
Equity Compensation Plans Not Approved By Security Holders:	na	na	na

TOTAL	0	0	0

A description of this plan is contained under Executive Compensation – Equity Compensation Plan.

DESCRIPTION OF SECURITIES

Common Stock

We are currently authorized to issue up to 100,000,000 shares of common stock, par value $.001 per share. As of the date of this prospectus, there are 7,935,000 shares of our common stock outstanding.

Common stockholders share dividends on a proportionate basis, as may be declared by the board of directors. Upon our liquidation, dissolution or winding up, after payment to creditors, our remaining assets, if any, will be divided proportionately on a per share basis among the holders of our common stock.

Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Our by-laws provide that a majority of the outstanding shares of our common stock constitute a quorum to transact business at a stockholders’ meeting. Our common stock has no preemptive, subscription or conversion rights, and our common stock is not redeemable.

Preferred Stock

The Board of Directors, without further shareholder approval, may from time to time issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series.  The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters.  The Board of Directors may authorize the issuance of preferred stock, which ranks senior to our Common Stock for the payment of dividends and the distribution of assets on liquidation.  In addition, the Board of Directors can fix limitations and restrictions, if any, upon the payment of dividends on our Common Stock to be effective while any shares of preferred stock are outstanding.  The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of Common Stock and issuance of preferred stock may delay, defer or prevent a change in our control.

Options and Warrants

As of the date of this prospectus, there are no issued and outstanding Options or Warrants to purchase shares of our Common Stock.

Transfer Agent

Our transfer agent is Globex Transfer, LLC, 780 Deltona Blvd., Suite 202 Deltona, FL 32725, telephone number (386) 206-1133.

SELLING SECURITY HOLDERS

•
This prospectus relates to periodic offers and sales of  shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which shares include 285,000 shares issued pursuant to a private placement of securities sold in December 2007 to January 2008.

The following table sets forth:

•	the name of each selling security holder;
•	the amount of common stock owned beneficially by each selling security holder;
•	the number of shares that may be offered by each selling security holder pursuant to this prospectus;
•	the number of shares to be owned by each selling security holder following sale of the shares covered by this prospectus; and
•
the percentage of our common stock to be owned by each selling security holder following sale of the shares covered by this prospectus (based on 7,935,000 shares of common stock outstanding as of the date of this prospectus).

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to outstanding voting securities, as well as any voting securities which the person has the right to acquire within 60 days, through the conversion or exercise of any security or other right.  The information as to the number of shares of our common stock owned by each selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus, from time to time, to update the disclosure set forth in the table.  Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling security holders upon termination of this offering.  We have, therefore, assumed for the purposes of the following table, that the selling security holders will sell all of the shares owned beneficially by them, which are covered by this prospectus, but will not sell any other shares of our common stock that they presently own.

Name of Selling Security Holder	Number of Shares Owned Beneficially Prior to this Offering	Number of Shares Available Pursuant to this Prospectus	Number of Shares Owned After Offering	Percent of Class After Offering
Ramon Antonio Almont Almonte	10,000	10,000	0	-
Laura Mercedes Angeles Moncion	5,000	5,000	0	-
Patricia Josefina Baez Rijo	10,000	10,000	0	-
Miguel Adolfo De La Rosa Corporan	5,000	5,000	0	-
Bianka Yamiris del Rosario Corcino	10,000	10,000	0	-

Patricia Carolina Dilone Gil	10,000	10,000	0	-
Lucilo de los Santos Feliz	5,000	5,000	0	-
Jenyfer Martinez Perez	10,000	10,000	0	-
Dominga Melo Corporan	10,000	10,000	0	-
Armando Jose Perez Acosta	10,000	10,000	0	-
Cesar Ariel Ramirez de la Rosa	10,000	10,000	0	-
Luis Aguiles Rodriguez Rodriguez	5,000	5,000	0	-
Jose Rafael Romero Llanes	5,000	5,000	0	-
SB Consultants Ltd. (1)	25,000	25,000	0	-
Castletown Properties, Inc. (2)	25,000	25,000	0	-
Richard Martin Susana Luna	10,000	10,000	0	-
Jose Aristes Tamayo Gonzalez	10,000	10,000	0	-
Jospeh Oraddis Tavera Rosa	10,000	10,000	0	-
Jose Manuel Villaman Ortiz	5,000	5,000	0	-
Carlos Antonio Wheatly Vasquez	10,000	10,000	0	-
Mary Sol McCarthy	5,000	5,000	0	-
Nejjifer Alison Bijl	5,000	5,000	0	-
Paolo Buonfante	5,000	5,000	0	-
Joseph Weiner	5,000	5,000	0	-
Kathleen McCarthy	5,000	5,000	0	-
Ryan Oliver	5,000	5,000	0	-
Andre Plessel	5,000	5,000	0	-
Daniel McCarthy	5,000	5,000	0	-
Kevin McCarthy	5,000	5,000	0	-
Anthony Forgione	5,000	5,000	0	-
Heiko Dreiter	5,000	5,000	0	-
Mervin Marks	10,000	10,000	0	-
Andrew Petersen	5,000	5,000	0	-
John Friedman	5,000	5,000	0	-
Mary McCarthy	5,000	5,000	0	-
Suzanne Kirsch	5,000	5,000	0	-
TOTAL	285,000	285,000	0	-

(1)           Christopher Smith has voting and dispositive control over the shares owned by SB Consultants Ltd.
(2)           Richard Smith has voting and dispositive control over the shares owned by Castletown Properties, Inc.

None of the selling security holders are members, or affiliates of members of the Financial Industry Regulatory Association (FINRA).  None of the selling security holders have, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items.  We will not pay selling commissions and expenses associated with any sale by the selling security holders.

PLAN OF DISTRIBUTION

The selling security holders will offer and sell their shares, if they choose to offer and sell their shares, at $0.25 per share until our shares are quoted in the OTC Bulletin Board market or on a national securities exchange and thereafter at prevailing market prices or privately negotiated prices. This initial offering price of $0.25 per share was arrived at based in part upon our private placement in December 2007 to January 2008 in which we sold shares of our common stock at $0.20 per share and in part that following the date of this prospectus the shares will be registered and not restricted for resale.  The offering price of the shares in our private placement was determined by us and does not necessarily bear any specific relation to our assets, book value or potential earnings or any other generally recognized criteria of value.  Our common stock is presently not traded on any market or securities exchange. Following such time as our shares of common stock are quoted in the OTC Bulletin Board market or on a national securities exchange, if ever, each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility, on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (FINRA) NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock..

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person.  We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Shares Eligible For Future Sale

At the date of this prospectus, we had 7,935,000 shares of common stock issued and outstanding, of which approximately 7,650,000 shares are "restricted securities" and 285,000 shares are registered for resale pursuant to the registration statement that this prospectus forms a part.  In general, under Rule 144, as currently in effect, a person, or person whose shares are aggregated, who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to make unlimited public resales of such shares provided there is current public information available at the time of the resales.  A person, or persons whose shares are aggregated, who are affiliates of our company and own shares that were purchased from us, or any affiliate, at least six months previously  is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock, subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least one year previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock if and when a market for our common stock develops.  We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that sales of shares by such shareholders will have on the market price of our common stock prevailing from time to time when and if a market for our common stock develops.  Sales of substantial amounts of our common stock by existing shareholders could adversely affect prevailing market prices if and when a market for our common stock develops.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP.

EXPERTS

Our financial statements as of and for the years ended December 31, 2009 and 2008 included in this prospectus have been audited by Webb & Company, P.A., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus.  This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations.  For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it.  Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete.  In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

The registration statement, including all exhibits, may be inspected without charge at the SEC public reference facilities at:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain a copy of the registration statement at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities. In addition, registration statements and other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system are publicly available through the SEC’s site located at http//www.sec.gov.

Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the SEC.  We also intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Patio-Bahia, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Patio-Bahia, Inc. (A Development Stage Company) (the “Company”) as of December 31, 2009 and 2008 and the related statements of operations, changes in stockholders’ equity/deficiency and cash flows for the years ended December 31, 2009 and 2008 and for the period from November 25, 2002 (Inception) to December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Patio-Bahia, Inc as of December 31, 2009 and 2008 the results of its operations and its cash flows for the years ended December 31, 2009 and 2008 and for the period from November 25, 2002 (Inception) to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 7 to the financial statements, the Company is in the development stage with no operations, a net loss of $360,097 and used cash in operations from inception of $71,330. In addition, there is a working capital deficiency and stockholders’ deficiency of $281,890 as of December 31, 2009. These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans concerning these matters are also described in Note 7.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WEBB & COMPANY, P.A.
WEBB & COMPANY, P.A.
Certified Public Accountants

Boynton Beach, Florida
January 26, 2010

PATIO-BAHIA, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

ASSETS
	December 31,
	2009	2008
CURRENT ASSETS

Cash	$13,049	$40,104
Prepaid expenses	4,825	8,231
Other assets	-	807
TOTAL ASSETS	$17,874	$49,142

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES
Accounts payable	$86	$9,709
Accrued payroll	258,333	158,333
Accrued interest	-	574
Accrued interest - related party	9,158	7,227
Notes payable- related party	32,187	32,187
Notes payable	-	10,000

TOTAL LIABILITIES	299,764	218,030

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $.001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 7,935,000 shares issued and outstanding, respectively	7,935	7,935
Additional paid in capital	70,272	68,257
Accumulated deficit during development stage	(360,097)	(245,080)
Total Stockholders’ Deficiency	(281,890)	(168,888)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$17,874	$49,142

See notes to accompanying Financial Statements

PATIO-BAHIA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

	For The Year Ended December 31,		For The Period From November 25, 2002 (Inception) to
	2009	2008	December 31, 2009

Sales	$-	$-	$38,085
Cost of sales	-	-	(44,056)
Gross Loss	-	-	(5,971)

OPERATING EXPENSES

Consulting	3,406	500	3,906
Professional fees	9,124	1,876	14,700
Rent	-	4,555	10,567
Salaries	100,000	100,000	258,333
Travel	-	1,950	3,150
In kind contribution	-	-	24,000
General and administrative	74	8,875	29,256
Total Operating Expenses	112,604	117,756	343,912

LOSS FROM OPERATIONS	(112,604)	(117,756)	(349,883)

OTHER EXPENSES:
Interest Expense	(2,413)	(2,448)	(10,214)
Total Other Expenses	(2,413)	(2,448)	(10,214)

LOSS BEFORE PROVISION FOR INCOME TAXES	(115,017)	(120,204)	(360,097)

Provision for Income Taxes	-	-	-

NET LOSS	$(115,017)	$(120,204)	$(360,097)

Net loss per share - basic and diluted	$(0.01)	$(0.02)

Weighted average number of shares outstanding during the period - basic and diluted	7,935,000	7,922,671

See notes to accompanying Financial Statements

PATIO-BAHIA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ DEFICIENCY
FOR PERIOD NOVEMBER 25, 2002 (INCEPTION) TO DECEMBER 31, 2009
	Preferred Stock		Common Stock		Additional Paid-In	Accumulated Deficit During Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total

BALANCE, November 25, 2002 (Inception)	-	$-		$		$-	$-

Issuance of founders stock	-	-	7,500,000	7,500	-	-	7,500

Net Loss November 25, 2002 (Inception) to December 31, 2002	-	-	-	-	-	(1,631)	(1,631)

BALANCE, DECEMBER 31, 2002	-	-	7,500,000	7,500	-	(1,631)	5,869

Issuance of common stock for cash	-	-	150,000	150	-	-	150

In-kind contribution salaries	-		-	-	6,000	-	6,000

Net loss, 2003	-		-	-	-	(16,405)	(16,405)

BALANCE, DECEMBER 31, 2003	-	-	7,650,000	7,650	6,000	(18,036)	(4,386)

In-kind contribution salaries	-	-	-	-	6,000	-	6,000

Net loss, 2004	-	-	-	-	-	(10,351)	(10,351)

BALANCE, December 31, 2004	-	-	7,650,000	7,650	12,000	(28,387)	(8,737)

In-kind contribution salaries	-	-	-	-	6,000	-	6,000

Net loss, 2005	-	-	-	-	-	(7,334)	(7,334)

BALANCE, December 31, 2005	-	-	7,650,000	7,650	18,000	(35,721)	(10,071)

In-kind contribution salaries			-	-	6,000	0	6,000

Net Loss, 2006	-	-	-	-	-	(18,594)	(18,594)

Balance December 31, 2006	-	-	7,650,000	7,650	24,000	(54,315)	(22,665)

Common stock issued for cash ($.20 per share)	-	-	75,000	75	14,925	-	15,000

Legal fees for private placement	-	-	-	-	(12,458)	-	(12,458)

Net Loss, 2007	-	-	-	-	-	(70,561)	(70,561)

Balance December 31, 2007	-	-	7,725,000	7,725	26,467	(124,876)	(90,684)

Common stock issued for cash ($.20 per share)	-	-	210,000	210	41,790	-	42,000

Net Loss, 2008	-	-				(120,204)	(120,204)

Balance, December 31, 2008	-	-	7,935,000	7,935	68,257	(245,080)	(168,888)

In-kind forgiveness of interest	-	-	-	-	1,055	-	1,055

In-kind forgiveness of advances from related party	-	-	-	-	960	-	960

Net Loss, 2009	-	-	-	-	-	(115,017)	(115,017)

Balance, December 31, 2009	-	$-	7,935,000	$7,935	$70,272	$(360,097)	$(281,890)

See notes to accompanying Financial Statements

PATIO-BAHIA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,		For The Period From November 25, 2002 (Inception) to
	2009	2008	December 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(115,017)	$(120,204)	$(360,097)
Adjustments to reconcile net loss to net cash used in operating activities:
In-kind contribution of services	-	-	24,000
Changes in operating assets and liabilities:
(Increase) / Decrease in prepaid expenses	3,406	(8,231)	(4,825)
(Increase) / Decrease in other assets	1,767	-	960
Accrued payroll	100,000	100,000	258,333
Accrued interest - related party	1,931	1,874	9,158
Accrued interest	481	574	1,055
(Decrease) / increase in account payable	(9,623)	1,606	86
Net Cash Used In Operating Activities	(17,055)	(24,381)	(71,330)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash overdraft
Repayments of notes payable	(10,000)	-	-
Proceeds from notes payable related party	-	1,200	32,187
Proceeds from notes payable	-	10,000	-
Proceeds from issuance of common stock	-	42,000	52,192
Net Cash Provided By Financing Activities	(10,000)	53,200	84,379

NET INCREASE (DECREASE) IN CASH	(27,055)	28,819	13,049

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	40,104	11,285	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13,049	$40,104	$13,049

Supplemental disclosure of non cash investing & financing activities:
Cash paid for income taxes	$-	$-	$-
Cash paid for interest expense	$-	$-	$-
In-kind forgiveness of accrued interest	$1,055	$-	$1,055
In-kind forgiveness of advances	$960	$-	$960

See notes to accompanying Financial Statements

PATIO BAHIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 and DECEMBER 31, 2009

NOTE 1	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Organization

The Company was organized in the state of Florida on November 25, 2002, as Patio-Bahia, Inc. and on December 29, 2004, changed its name to Jeannots' Furnishings of Florida, Inc. On August 15, 2007, the Company changed its name to Patio-Bahia, Inc.

The Company was incorporated with authorized 7,500 shares of common stock with par value of $1.00. On December 29, 2004, the Company increased its authorized common stock to 100,000,000 shares at a par value of $.001 and 10,000,000 shares of preferred stock at a par value of $.001. On December 30, 2004, the Company completed a forward stock split of its issued common shares of 1,000 shares for each outstanding share.

There are no preferred shares outstanding and therefore, their terms have not yet been determined by the board of directors.

The Company is engaged in the design of furniture and the wholesale and retail sales of its custom made, outdoor patio and yacht furniture designs made exclusively from Brazilian hardwoods. The Company sub-contracts the manufacturing to custom furniture makers in Brazil.

Activities during the development stage include developing the business plan, and raising capital.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. At December 31, 2009 and 2008 the Company did not have any balances that exceeded FDIC insurance limits.

(D) Reclassifications

Prior amounts have been reclassified to conform to current year’s presentation.

PATIO-BAHIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 and  DECEMBER 31, 2009

(E) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by FASB Accounting Standards Codification Topic 260, “Earnings Per Share.”  As of December 31, 2009 and 2008 there were no common share equivalents outstanding.

(F) Fair Value of Financial Instruments

The carrying amounts of the Company's accounts payable, accrued expenses, notes payable and notes payable - related party approximate fair value due to the relatively short period to maturity for these instruments.

(G) Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”).  Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

	2009	2008

Expected income tax recovery (expense) at the statutory rate of 38%	$(43,280)	$(45,233)
Tax effect of expenses that are not deductible for income tax purposes (net of other amounts deductible for tax purposes)	-	-
Tax effect of differences in the timing of deductibility of items for income tax purposes	38,000	38,000
Change in valuation allowance	5,280	7,233

Provision for income taxes	$-	$-

The components of deferred income taxes are as follows:
	2009	2008

Deferred income tax asset:
Net operating loss carryforwards	$25,406	$20,126
Deferred stock compensation	98,167	60,167
Total Deferred Tax Assets	123,573	80,293
Valuation allowance	(123,573)	(80,293)
Deferred income taxes	$-	$-

As of December 31, 2009 the Company has a net operating loss carryforward of approximately $70,057 available to offset future taxable income through 2029. The valuation allowance at December 31, 2009 was $123,573. The change in the valuation allowance during 2009 was an increase of $5,280.

PATIO-BAHIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 and  DECEMBER 31, 2009

(H) Revenue Recognition

The Company recognized revenue on arrangements in accordance with FASB Codification Topic 605, “Revenue Recognition” (“ASC Topic 605”).  Under ASC Topic 605, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.  Revenue is recognized when products are received and accepted by the customer.

(I) Inventories

Inventories are valued at the lower of cost or market.  Cost is determined using the first-in, first-out (FIFO) method. Provision for potentially obsolete or slow moving inventory is made based on management's analysis of inventory levels and future sales forecasts. During 2006, the Company determined that inventory on hand was not going to be sold and recognized an impairment loss of $7,706.

(J) Recent Accounting Pronouncements

In June 2009, the FASB issued Financial Accounting Standards Codification No. 860 – Transfers and Servicing. FASB ASC No. 860 improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. FASB ASC No. 860 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The adoption of FASB ASC No. 860 did not have a an impact on the Company’s financial statements.

In June 2009, the FASB issued Financial Accounting Standards Codification No. 810 – Consolidation. FASB ASC No. 810 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The adoption of FASB ASC No. 810 did not have on an impact on the Company’s financial statements.

In June 2009, the FASB issued Financial Accounting Standards Codification No. 105-GAAP.   The FASB Accounting Standards Codification (“Codification”) will be the single source of authoritative nongovernmental U.S. generally accepted accounting principles. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. FASB ASC No. 105 is effective for interim and annual periods ending after September 15, 2009. All existing accounting standards are superseded as described in FASB ASC No. 105. All other accounting literature not included in the Codification is nonauthoritative. The adoption of FASB ASC No. 105 did not have an impact on the Company’s financial statements.

NOTE 2	NOTES PAYABLE - RELATED PARTY

From November 25, 2002 through December 31, 2005 a related party loaned $14,987. The loan is unsecured, carries an interest rate of 6%, and is payable upon demand.  As of December 31, 2009 and 2008 the Company

PATIO-BAHIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 and  DECEMBER 31, 2009

NOTE 2	NOTES PAYABLE - RELATED PARTY - CONTINUED

recorded accrued interest of $6,629 and $5,730, respectively. (See note 6).

On March 13, 2007 a related party loaned $3,000. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $505 and $325, respectively. (See note 6).

On May 8, 2007 a related party loaned $5,000. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $796 and $496, respectively. (See note 6).

On July 3, 2007 a related party loaned $2,000. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $300 and $180, respectively. (See note 6).

On August 15, 2007 a related party loaned $3,500. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $500 and $290, respectively. (See note 6).

On September 11, 2007 a related party loaned $2,500. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $346 and $196, respectively. (See note 6).

On November 12, 2007 a related party loaned $1,200. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $82 and $10, respectively. (See note 6).

NOTE 3	NOTE PAYABLE

On January 17, 2008 the Company borrowed $10,000. The loan is unsecured, carries an interest rate of 6%, and was payable upon demand.   The loan was repaid on October 20, 2009. The Company recorded interest expense for the year ended December 31, 2009 and 2008 of $481 and $574, respectively. The note holder forgave the accrued interest of $1,055. The Company recorded the forgiveness as an in-kind forgiveness of interest.

NOTE 4	ACCRUED SALARY

On July 13, 2007 the Company entered into employment contracts with both of its executive officers. The term per the agreements started on June 1, 2007 and expired on May 31, 2009 and extends automatically for additional one year terms. The Company agreed to compensate each officer $50,000 per year, which salary accrues until such time the Company generates in excess of $300,000 in revenues. In addition, the Board of Directors may declare a bonus for the officers. For the year ended December 31, 2009, 2008 and the period November 25, 2002 (Inception) to December 31, 2009 the Company incurred salary expense of $100,000, $100,000 and $258,333, respectively. At December 31, 2009 and 2008 the Company had recorded accrued salary of $258,333 and $158,333 respectively.  (See note 6).

PATIO-BAHIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 and  DECEMBER 31, 2009

NOTE 5	STOCKHOLDERS' EQUITY

(A) Common Stock Issued to Founders for Cash

During 2002, the Company issued a total of 7,500,000 of common shares to its Officers and Founder of the Company for cash of $7,500 ($.001 per share).

During 2003 the Company issued a total of 150,000 of common shares to its Officers and Founder of the Company for cash of $150 ($.001 per share).

(B) Common Stock Issued for Cash

In 2007, the Company sold a total of 75,000 shares of common stock to 15 individuals for cash of $15,000 ($.20 per share).

In 2008, the Company sold a total of 210,000 shares of common stock to 21 individuals for cash of $42,000 ($.20 per share).

The Company incurred a total of $12,458 of legal fees pursuant to it private placement of securities. The Company recorded the legal fees as a reduction of additional paid in capital.

(C) In-Kind Contribution

For the years ended December 31, 2003, 2004, 2005 and 2006 the Company imputed $6,000 per year for services contributed by its Officers.  (See note 6).

During the year ended December 31, 2009 an Officer of the Company contributed $960 of cash to the Company. (See note 6).

During the year ended December 31, 2009 a note holder forgave $1,055 of accrued interest. The Company recorded the forgiveness as an in-kind forgiveness of interest

(D) Stock Split

On December 30, 2004, the Company completed a forward stock split of its issued common shares of 1,000 shares for each outstanding share. All amounts presented are post split.

NOTE 6	RELATED PARTY TRANSACTIONS

For the years ended December 31, 2003, 2004, 2005 and 2006 the Company imputed $6,000 per year for services contributed by its Officers.

During the year ended December 31, 2009 an Officer of the Company contributed $960 of cash to the Company.

During 2002 the Company issued a total of 7,500,000 of common shares to its Officers and Founder of the Company for cash of $7,500 ($.001 per share).

During 2003 the Company issued a total of 150,000 of common shares to its Officers and Founder of the Company for cash of $150 ($.001 per share).

From November25, 2002 through December 31, 2005 a related party loaned $14,987. The loan is unsecured, carries an interest rate of 6%, is payable upon demand and is not evidence by a written promissory note.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $6,629 and $5,730, respectively.

PATIO-BAHIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 and  DECEMBER 31, 2009

NOTE 6	RELATED PARTY TRANSACTIONS- CONTINUED

On March 13, 2007 a related party loaned $3,000. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $505 and $325, respectively.

On May 8, 2007 a related party loaned $5,000. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $796 and $496, respectively.

On July 3, 2007 a related party loaned $2,000. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $300 and $180, respectively.

On August 15, 2007 a related party loaned $3,500. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $500 and $290, respectively.

On September 11, 2007 a related party loaned $2,500. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $346 and $196, respectively.

On November 12, 2008 a related party loaned $1,200. The loan is unsecured, carries an interest rate of 6%, and is payable the earlier of December 31, 2010 or once the Company has raised gross proceeds of at least $300,000.  As of December 31, 2009 and 2008 the Company recorded accrued interest of $82 and $10, respectively.

On July 13, 2007 the Company entered into employment contracts with both of its executive officers. The terms per the agreements started on June 1, 2007 and expired on May 31, 2009 and extends automatically for additional one year terms. The Company agreed to compensate each officer $50,000 per year, which salary accrues until such time the Company generates in excess of $300,000 in revenues. In addition, the Board of Directors may declare a bonus for the officers. For the year ended December 31, 2009, 2008 and the period November 25, 2002 (Inception) to December 31, 2009 the Company incurred salary expense of $100,000, $100,000 and $258,333, respectively. At December 31, 2009 and 2008 the Company had recorded accrued salary $258,333 and $158,333 respectively.

NOTE 7	GOING CONCERN

As reflected in the accompanying financial statements, the Company is in the development stage with no operations, a net loss of $360,097 from inception and used cash in operations from inception of $71,330. In addition, there is a working capital deficiency and stockholders’ deficiency of $281,890 as of December 31, 2009. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 8	SUBSEQUENT EVENTS

 In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through January 26, 2010, the date the financial statements were issued. There were no items to disclose.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Patio Bahia, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

PROSPECTUS

285,000 Shares of Common Stock

TABLE OF CONTENTS

Page
Prospectus Summary
Selected Consolidated Financial Data
Cautionary Statements Regarding Forward-Looking Statements
Risk Factors
Capitalization
Use of Proceeds
Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters
Management's Discussion and Analysis of Financial Condition and Results of Operations
Our Business
Management
Certain Relationships and Related Transactions
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Selling Security Holders
Plan of Distribution
Legal Matters
Experts
Where You Can Find Additional Information
Financial Statements	F-1

______________ , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance And Distribution.

The following table sets forth the expenses payable in connection with the registration of the common stock described in the Registration Statement. All such expenses are estimates except for the SEC registration fee. These expenses will be borne by the Registrant.

Item	Company Expense
SEC registration and filing fee	$5.08
Financial printing expenses*	1,000
Legal fees and expenses*	15,000
Accounting fees and expenses*	7,500
Transfer agent fees	1,000
Miscellaneous*	1,000
Total	$25,505.08

*Estimate

Item 14.  Indemnification of Directors and Officers.

The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation and Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act.

The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the Federal securities laws. The effect of the foregoing is to require our company to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

Following are all issuances of securities by the small business issuer during the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). In each of these issuances the recipient represented that he/she/it was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

In December 2007 and January 2008 pursuant to a private offering of securities we sold an aggregate of 285,000 shares of our common stock at an offering price of $.20 per share to 36 accredited investors in a private placement exempt from registration under the Securities Act in reliance on an exemption provided by Rule 506 promulgated under Regulation D of that act as to 16 investors and Regulation S of that act as to 20 investors. We received proceeds of $57,000 in this offering. We did not pay any commissions, placement agent fees, finder’s fee or other compensation in the transaction and we intend to use the proceeds from this offering for general working capital.

Item 16.  Exhibits.

Exhibit Number	Description

3.1	Articles of Incorporation dated November 25, 2002*
3.1	Articles of Amendment dated December 29, 2004*
3.3	Articles of Amendment dated August 15, 2007*
3.4	Bylaws*
5.1	Opinion and Consent of Schneider Weinberger & Beilly LLP (includes Exhibit 23.2) *
10.1	Form of Subscription Agreement relating to the sale of common stock in a private placement offering in December 2007/January 2008*
10.2	2007 Stock Option and Stock Award Plan*
10.3	Employment Agreement dated June 13, 2007 by and Between Patio Bahia, Inc. and Jeannot McCarthy*
10.4	Employment Agreement dated June 13, 2007 by and Between Patio Bahia, Inc. and Zlatuse Jerabkova*
10.5	Promissory Note dated March 13, 2007 to McCarthy for $3,000*
10.6	Promissory Note dated May 8, 2007 to McCarthy for $5,000*
10.7	Promissory Note dated July 3, 2007 to McCarthy for $2,000*
10.8	Promissory Note dated August 15, 2007 to McCarthy for $3,500*
10.9	Promissory Note dated September 11, 2007 to McCarthy for $2,500*
10.10	Promissory Note dated November 12, 2008 to McCarthy for $1,200*
10.11	Promissory Note dated January 17, 2008 to HE Capital SA for $10,000*
10.12	Extension of Promissory Note dated October 20, 2009 for $5,000 to McCarthy*
10.13	Agreement dated March 17, 2010 between Patio Bahia, Inc. and Marceneria Aracaipe *
14.1	Code of Business Conducts and Ethics*
21.1	Subsidiaries of the registrant*
23.1	Consent of Webb & Company, P.A.
23.2	Consent of Schneider Weinberger & Beilly LLP (included as part of Exhibit 5.1) *

* Previously filed

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  For determining liability of the undersigned under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Miami beach, Florida, on April 13 , 2010.

PATIO BAHIA, INC.

By:	/s/ Jeannot McCarthy
Jeannot McCarthy
President (Principal Executive and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jeannot McCarthy Jeannot McCarthy	Chief Executive Officer, President (Principal Executive Officer and Principal Accounting and Principal Financial Officer) and Director	April 13 , 2010

/s/ Zlatuse Jerabkova Zlatuse Jerabkova	Vice President, Secretary and Director	April 13 , 2010

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